As filed with the Securities and Exchange Commission on May 15, 2013

Registration No. 333—188105

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EASTERN VIRGINIA BANKSHARES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Virginia	6022	54-1866052
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

330 Hospital Road

Tappahannock, Virginia 22560

(804) 443-8400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Joe A. Shearin

President and Chief Executive Officer

Eastern Virginia Bankshares, Inc.

330 Hospital Road

Tappahannock, Virginia 22560

(804) 443-8400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of Communications to:

Jacob A. Lutz, III, Esq.

Troutman Sanders LLP

1001 Haxall Point, Suite 1500

Richmond, Virginia 23219

(804) 697-1490

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Non-transferable subscription rights to purchase common stock, $2.00 par value per share	(2)	—	—	— (3)
Common stock, $2.00 par value per share, underlying the non-transferable subscription rights	1,098,901	$4.55	$5,000,000 (4)	$682 (5)
Total			$5,000,000	$682

(1)	This Registration Statement relates to (i) non-transferable subscription rights to purchase common stock of the Registrant, which subscription rights are to be issued to holders of the Registrant’s common stock; and (ii) the shares of common stock deliverable upon exercise of the non-transferable subscription rights pursuant to the rights offering. This Registration Statement also covers any additional shares of common stock of the Registrant that may become issuable due to adjustments for changes resulting from stock dividends, stock splits, recapitalizations, mergers, reorganizations, combinations, exchanges or other similar events.
(2)	Evidencing the right to subscribe for 1,098,901 shares of common stock, par value $2.00 per share.
(3)	The subscription rights are being issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the subscription rights being offered hereby since the subscription rights are being registered in the same registration statement as the securities to be offered pursuant thereto.
(4)	Represents the aggregate gross proceeds from the exercise of the maximum number of rights that may be issued.
(5)	Registration fee calculated pursuant to Rule 457(o). Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement, dated May 15, 2013

PROSPECTUS

Eastern Virginia Bankshares, Inc.

Up to 1,098,901 Shares

Of Common Stock Issuable upon the Exercise

Of Subscription Rights at $4.55 per Share

We are distributing, at no charge to our shareholders, non-transferable subscription rights to purchase up to an aggregate of 1,098,901 shares of common stock at a price of $4.55 per share, subject to the restrictions described in this prospectus. We refer to this offering as the “rights offering.” We are offering to each of our shareholders one subscription right for each full common share owned by that shareholder as of 5:00 p.m., Eastern time, on May 3, 2013, the record date. Each subscription right will entitle its holder to purchase 0.181051448 of a share of our common stock, subject to the restrictions described in this prospectus, provided that no fractional shares will be issued in the rights offering and exercises therefore will be rounded down. Additionally, shareholders may over-subscribe for additional shares of common stock to the extent that the offered subscription rights are not exercised, although we cannot assure you that we will fill any over-subscriptions.

The subscription rights are non-transferable.

To the extent you properly exercise your over-subscription privilege for an amount of shares of common stock that exceeds the number of the unsubscribed shares available to you, the subscription agent will return to you any excess subscription payments, without interest or penalty, as soon as practicable following the expiration of the rights offering. We are not requiring a minimum subscription amount per shareholder or minimum subscription amount for all shareholders combined to complete the rights offering. We have engaged Registrar and Transfer Company to serve as the subscription agent and Eagle Rock Proxy Advisors, LLC as information agent for the rights offering. The subscription agent will hold in escrow the funds we receive from subscribers until we complete or cancel the rights offering.

The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern time, on Friday, June 14, 2013, but we may extend the rights offering period. We may cancel the rights offering for any reason at any time before it expires. If we cancel the rights offering, the subscription agent will return all subscription payments received, without interest or penalty, as soon as practicable.

The closing of the rights offering is conditioned on the closing of certain private placements, as discussed under “The Rights Offering – Conditions.”

You should carefully consider whether to exercise your subscription rights before the rights offering expires. All exercises of subscription rights are irrevocable. The purchase of shares of common stock involves a high degree of risk.

You should read “Risk Factors” beginning on page 8. Our Board of Directors is making no recommendation regarding your exercise of the subscription rights.

Our common stock is currently traded on the NASDAQ Global Select Market under the symbol “EVBS.” We will apply to also have the shares of common stock to be issued upon exercise of the subscription rights listed for trading on such exchange. The last reported sales price of our common stock on May 13, 2013 was $5.13 per share. The subscription rights themselves are non-transferable and will not be listed on any securities exchange or market.

This is not an underwritten offering. The shares of common stock are being offered directly by us without the services of an underwriter or selling agent.

	Per Share	Total

Subscription Price	$4.55	$5,000,000
Estimated Expenses	$0.21	$230,000

Proceeds to Us	$4.34	$4,770,000

Neither the Securities and Exchange Commission, nor any bank regulatory agency, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

These securities are not deposits, accounts or other obligations of our bank subsidiary or any of our non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is [            ], 2013.

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus regardless of the time of delivery of this prospectus or the time of any exercise of the subscription rights. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus.

In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this market data from independent publications or other publicly available information that we believe are reliable.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

Unless the context indicates otherwise, all references in this prospectus to the “Company,” “EVBS,” “we,” “us” and “our” refer to Eastern Virginia Bankshares, Inc., our wholly owned subsidiary, EVB (or the “Bank”), and our other wholly-owned subsidiaries, except that in the discussion of our subscription rights, including over-subscription privileges, and capital stock and related matters, these terms refer solely to Eastern Virginia Bankshares, Inc. and not to its subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in, or incorporated by reference into, this prospectus that are not historical facts may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of the Company or its management or Board of Directors, including those relating to products or services, the performance or disposition of portions of the Company’s asset portfolio, future changes to the Bank’s branch network, the payment of dividends, the ability to realize deferred tax assets; (iii) statements of future economic performance; (iv) statements regarding the impact of the Written Agreement, dated February 17, 2011 (the “Written Agreement”), among the Company, the Bank, the Federal Reserve Bank of Richmond (the “Reserve Bank”) and the Virginia State Corporation Commission Bureau of Financial Institutions (the “Bureau”) on our financial condition, operations and capital strategies, including strategies related to payment of dividends on the Company’s outstanding common and preferred stock and to payment of interest on the Company’s outstanding

i

Junior Subordinated Debentures related to the Company’s trust preferred debt; (v) statements regarding the adequacy of the allowance for loan losses; (vi) statements regarding the effect of future sales of investment securities or foreclosed properties; (vii) statements regarding the Company’s liquidity; (viii) statements of management’s expectations regarding future trends in interest rates, real estate values, and economic conditions generally and in the Company’s markets; (ix) statements regarding future asset quality, including expected levels of charge-offs; (x) statements regarding potential changes to laws, regulations or administrative guidance; (xi) statements regarding transactions pursuant to securities purchase agreements (the “Securities Purchase Agreements”) with certain institutional investors pursuant to which we expect to raise aggregate gross proceeds of $45.0 million through private placements of approximately 4.6 million shares of common stock and approximately 5.2 million shares of a new series of non-voting mandatorily convertible non-cumulative preferred stock, each at $4.55 per share (such transactions, the “Private Placements”); (xii) business initiatives related to and the use of proceeds from the Private Placements and this rights offering; and (xiii) statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “continue,” “remain,” “will,” “should,” “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•

factors that adversely affect the Private Placements, the rights offering and related business initiatives, including, without limitation, failure to obtain shareholder approval of the Private Placements or to satisfy any other condition to the closing of the Private Placements; failure to consummate the rights offering; changes in market conditions that adversely affect our ability to dispose of or work out assets adversely classified by us on advantageous terms or at all; and changes in market and interest rate conditions that adversely affect our ability to restructure our Federal Home Loan Bank (“FHLB”) advances on advantageous terms;

•	our ability and efforts to assess, manage and improve our asset quality;

•	the strength of the economy in our target market area, as well as general economic, market, political, or business factors;

•

changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries, decline in real estate values in our markets, or in the repayment ability of individual borrowers or issuers;

•	the effects of our adjustments to the composition of our investment portfolio;

•	the impact of government intervention in the banking business;

•	an insufficient allowance for loan losses;

•	our ability to meet the capital requirements of our regulatory agencies;

•	changes in laws, regulations and the policies of federal or state regulators and agencies;

•	adverse reactions in financial markets related to the budget deficit of the United States government;

•	changes in the interest rates affecting our deposits and our loans;

•	the loss of any of our key employees;

•

changes in our competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and our ability to compete effectively against other financial institutions in our banking markets;

•	our potential growth, including our entrance or expansion into new markets, the opportunities that may be presented to and pursued by us and the need for sufficient capital to support that growth;

•	changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services;

•	our ability to maintain internal control over financial reporting;

•	our ability to raise capital as needed by our business;

•

our reliance on secondary sources, such as FHLB advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet our liquidity needs;

•

our ability to comply with the Written Agreement, which requires us to designate a significant amount of resources to complying with the agreement and may have a material adverse effect on our operations and the value of our securities;

•

possible changes to our Board of Directors, including in connection with the Private Placements and deferred dividends on our fixed rate cumulative perpetual preferred stock, Series A, par value $2.00 per share, having a liquidation preference of $1,000 per share ( the “Series A Preferred Stock”) issued through the Capital Purchase Program;

•	other circumstances, many of which are beyond our control; and

•

the risk factors described herein under “Risk Factors” and the risk factors discussed from time to time in our periodic reports filed with the Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in this prospectus.

Given these risks and uncertainties, we caution you not to place undue reliance on forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus contains more detailed descriptions of the terms and conditions of the rights offering and provides additional information about us and our business, including potential risks related to the rights offering, shares of our common stock and our business.

What is the rights offering?

We are distributing, at no charge, to holders of our shares of common stock, non-transferable subscription rights to purchase shares of our common stock at a price of $4.55 per share. We are offering to each of our shareholders one subscription right for each full common share owned by that shareholder as of 5:00 p.m., Eastern time, on May 3, 2013, the record date. Each subscription right will entitle its holder to purchase 0.181051448 of a share of our common stock, subject to our right to limit the beneficial ownership of any individual shareholder to no more than 4.9% (unless such shareholder’s beneficial ownership exceeded 4.9% on the record date for the rights offering) (the “4.9% rights offering restriction”) discussed below under “Are there any restrictions on a shareholder’s participation in the rights offering?” The subscription right entitles the holder to a basic subscription right and an over-subscription privilege, as described below. The shares of common stock to be issued upon exercise of the subscription rights will be listed for trading on the NASDAQ Global Select Market under the symbol “EVBS.”

Why are we conducting the rights offering?

On March 26, 2013, we announced that we had entered into securities purchase agreements (the “Securities Purchase Agreements”) with certain institutional investors pursuant to which we expect to raise aggregate gross proceeds of $45.0 million through private placements of 4,649,919 shares of common stock and 5,240,192 shares of a new series of non-voting mandatorily convertible non-cumulative preferred stock, series B (the “Series B Preferred Stock”), each at $4.55 per share (such transactions, the “Private Placements”). The closing of the Private Placements is subject to shareholder approval and other conditions, including the filing by us of a registration statement with respect to the rights offering.

The rights offering is intended to provide our existing shareholders the opportunity to purchase additional shares of our common stock at the same price as in the Private Placements. See also “Use of Proceeds.”

What is the basic subscription right?

The basic subscription right gives our shareholders the opportunity to purchase an aggregate of approximately 1,098,901 shares of common stock at a subscription price of $4.55 per whole share. We have granted to you, as a shareholder of record on the record date, one subscription right for every share of our common stock you owned at that time. Fractional shares or cash in lieu of fractional shares will not be issued in the rights offering. Instead, fractional shares resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole share.

We determined the ratio of rights required to purchase one share by dividing $5,000,000 by the subscription price of $4.55 to determine the number of shares to be issued in the rights offering and then dividing the number of shares to be issued in the rights offering by the 6,069,551 shares of our common stock outstanding on the record date. Accordingly, each subscription right allows the holder thereof to subscribe for 0.181051448 of a share of common stock at the cash price of $4.55 per whole share, subject to the 4.9% rights offering restriction. As an example, if you owned 1,000 shares of our common stock on the record date, you would receive 1,000 subscription rights pursuant to your basic subscription right that would entitle you to purchase 181 shares of common stock (181.051448 rounded down to the nearest whole share) at a subscription price of $4.55 per whole share, subject to the 4.9% rights offering restriction.

You may exercise all or a portion of your basic subscription right, subject to the 4.9% rights offering restriction, or you may choose not to exercise any subscription rights at all. However, if you do not fully exercise your basic subscription right, you will not be entitled to purchase shares of common stock under your over-subscription privilege.

If you hold an EVBS stock certificate, the number of subscription rights that you have been allocated pursuant to your basic subscription right is indicated on the enclosed rights certificate. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee who uses the services of the Depository Trust Company (“DTC”), you will not receive a rights certificate. Instead, DTC will issue one subscription right to your nominee record holder for every share of our common stock that you own at the record date. If you are not contacted by your nominee, you should contact your nominee as soon as possible.

What is the over-subscription privilege?

If you purchase all of the shares of common stock available to you pursuant to your basic subscription right, you may also, subject to the 4.9% rights offering restriction, choose to subscribe for a portion of any shares of common stock that our other shareholders do not purchase through the exercise of their basic subscription rights. You should indicate on your rights certificate, or the form provided by your nominee if your shares are held in the name of a nominee, how many additional shares of common stock you would like to purchase pursuant to your over-subscription privilege.

If sufficient shares of common stock are available, we will seek to honor your over-subscription request in full, subject to the 4.9% rights offering restriction. If over-subscription requests exceed the number of shares available, however, we will allocate the available shares pro rata among the shareholders exercising the over-subscription privilege in proportion to the number of shares of our common stock each of those shareholders owned as of the record date for the rights offering, relative to the number of shares owned on the record date by all shareholders exercising the over-subscription privilege, subject to the 4.9% rights offering restriction. If this pro rata allocation results in any shareholder receiving a greater number of shares of common stock than the shareholder subscribed for pursuant to the exercise of the over-subscription privilege, then such shareholder will be allocated only that number of shares for which the shareholder over-subscribed, subject to the 4.9% rights offering restriction, and the remaining shares will be allocated among all other shareholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares of common stock have been allocated.

For example, assume there are 100 shares available for purchase pursuant to the over-subscription privilege and two shareholders who have timely and fully exercised their basic subscription rights. Shareholder A held 40 shares as of the record date for the rights offering, and has requested the purchase of an additional 40 shares pursuant to the over-subscription privilege. Shareholder B held 70 shares as of the record date for the rights offering, and has requested the purchase of an additional 70 shares pursuant to the over-subscription privilege. Together, shareholders A and B held 110 shares as of the record date for the rights offering.

•	Shareholder A would receive 36 additional shares pursuant to the over-subscription privilege, calculated as follows:

•	40 divided by 110 equals 0.3636

•	100 multiplied by 0.3636 equals 36.36

•	36.36 rounded down to the nearest whole share equals 36

•	Shareholder B would receive 63 additional shares pursuant to the over-subscription privilege, calculated as follows:

•	70 divided by 110 equals 0.6364

•	100 multiplied by 0.6364 equals 63.64

•	63.64 rounded down to the nearest whole share equals 63

To properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege before the rights offering expires. Because we will not know the total number of unsubscribed shares of common stock before the rights offering expires, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount

v

equal to the aggregate subscription price for the maximum number of shares that may be available to you (i.e., the aggregate payment for both your basic subscription right and for any additional shares you desire to purchase pursuant to your over-subscription request). See “The Rights Offering — The Subscription Rights — Over-subscription Privilege.” Any excess subscription payments received by the subscription agent, Registrar and Transfer Company (the “Subscription Agent”), will be returned, without interest or penalty, as soon as practicable.

Fractional shares of common stock resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share. The Subscription Agent will determine the over-subscription allocation based on the formula described above.

Are there any restrictions on a shareholder’s participation in the rights offering?

Yes. A shareholder exercising a subscription right may not thereby exceed, together with any other person with whom such shareholder’s ownership may be aggregated under applicable law, 4.9% beneficial ownership of our common stock (unless such shareholder exceeds 4.9% beneficial ownership of our common stock on the record date for the rights offering). Any rights exercised for common stock that would cause the holder to exceed the 4.9% ownership limit will not be considered exercised or subscribed for by that holder. The portion of the subscription price paid by a holder for common stock not considered subscribed for will be returned to that holder, without interest or penalty, as soon as practicable after completion of the rights offering. The foregoing restrictions are referred to in this prospectus as the “4.9% rights offering restriction.”

How was the $4.55 per share subscription price determined?

The subscription price was set at $4.55 per share so that our existing shareholders would have the opportunity to purchase additional shares of our common stock at the same price as in the Private Placements.

With respect to the price in the Private Placements, based on advice from our financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”) and the orders placed by the institutional investors in the Private Placements, our Board of Directors concluded that the price of $4.55 per share of common stock and non-voting Series B Preferred Stock to be issued in the Private Placements was the highest price we could obtain in order to attract the amount of subscriptions necessary to raise $45.0 million, which is the amount of capital the Board of Directors believes is appropriate in order to strengthen the Company’s balance sheet, position the Company for the initiatives discussed below in “Summary — Recent Developments” and “Use of Proceeds” and maintain healthy regulatory capital ratios going forward.

The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. You should not consider the subscription price as an indication of the value of the Company or our common stock. You should not assume or expect that, after the rights offering, our common stock will trade at or above the subscription price in any given time period. The market price of our common stock may decline during or after the rights offering, and you may not be able to sell shares of common stock purchased through the rights offering at a price equal to or greater than the subscription price. You should obtain a current quote for our common stock before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future and the terms of this rights offering.

We retained KBW as our financial advisor to advise us with respect to an appropriate per share price range for the securities offered in the Private Placements, for which service we will pay KBW a fee of $2.7 million upon closing of the Private Placements. KBW will not receive any fee in connection with the rights offering.

Am I required to exercise all of the subscription rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, subject to the 4.9% rights offering restriction, or you may choose not to exercise any of your subscription rights.

If you do not exercise any subscription rights, the number of shares of our common stock you own will not change. However, if you choose not to exercise your subscription rights, your ownership interest in the Company will be diluted by other shareholder purchases. In addition, if you do not exercise your basic subscription rights in full, you will not be entitled to participate in the over-subscription privilege. See “Risk Factors — If you do not exercise your subscription rights, your percentage ownership in the Company will be diluted.”

How soon must I act to exercise my subscription rights?

If you received a rights certificate and elect to exercise any or all of your subscription rights, the Subscription Agent must receive your completed and signed rights certificate and payments before the rights offering expires on Friday, June 14, 2013, at 5:00 p.m., Eastern time. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee, your nominee may establish a deadline before the expiration of the rights offering by which you must provide it with your instructions to exercise your subscription rights. Although the Company may, in its discretion, extend the expiration date of the rights offering, we currently do not intend to do so. We may cancel the rights offering at any time. If the rights offering is cancelled, all subscription payments received will be returned, without interest or penalty, as soon as practicable.

Although we will make reasonable attempts to provide this prospectus to our shareholders, the rights offering and all subscription rights will expire on the expiration date, whether or not we have been able to locate each person entitled to subscription rights.

May I transfer my subscription rights?

No. The subscription rights are non-transferable.

Has our Board of Directors made a recommendation to the Company’s shareholders regarding the rights offering?

No. Our Board of Directors is making no recommendation regarding your exercise of the subscription rights. Shareholders who exercise subscription rights will incur investment risk on new money invested. We cannot predict the price at which our shares of common stock will trade after the rights offering. The market price for our common stock may decrease to an amount below the subscription price, and if you purchase shares of common stock at the subscription price, you may not be able to sell the shares in the future at the same price or a higher price. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of the rights offering and the information contained in, or incorporated by reference into, this prospectus. See “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

How do I exercise my subscription rights if I own shares in certificate form?

If you hold an EVBS stock certificate and you wish to participate in the rights offering, you must take the following steps:

•	deliver full payment via uncertified personal check or wire transfer of immediately available funds to the Subscription Agent before 5:00 p.m., Eastern time, on Friday, June 14, 2013; and

•	deliver a properly completed and signed rights certificate to the Subscription Agent before 5:00 p.m., Eastern time, on Friday, June 14, 2013.

In certain cases, you may be required to provide additional documentation or signature guarantees.

Please follow the delivery instructions on the rights certificate. Do not deliver documents to the Company. You are solely responsible for completing delivery to the Subscription Agent of your subscription documents, rights certificate and payment. You should allow sufficient time for delivery of your subscription materials to the Subscription Agent so that the Subscription Agent receives them by 5:00 p.m., Eastern time, on Friday, June 14, 2013.

If you send a payment that is insufficient to purchase the number of shares of common stock you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares of common stock under the over-subscription privilege, the elimination of fractional shares and the 4.9% rights offering restriction.

What should I do if I want to participate in the rights offering but my shares are held in the name of a broker, dealer, custodian bank or other nominee?

If you hold your shares of common stock through a broker, dealer, custodian bank or other nominee, then your nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf. If you wish to purchase our common stock through the rights offering, you should establish contact with your broker, dealer, custodian bank or nominee as soon as possible. Please follow the instructions provided to you by your nominee. Your nominee may establish a deadline that may be before the expiration date of the rights offering. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares of common stock in the rights offering.

What form of payment must I use to pay the subscription price?

You must timely pay the full subscription price for the full number of shares of common stock you wish to acquire in the rights offering by delivering to the Subscription Agent an uncertified personal check or wire transfer of immediately available funds that clears before the expiration of the rights offering period. If you wish to use any other form of payment, then you must obtain the prior approval of the Subscription Agent and make arrangements in advance with the Subscription Agent for the delivery of such payment.

When will I receive my new shares?

If you purchase shares of common stock in the rights offering, you will receive your new shares as soon as practicable after the closing of the rights offering.

After I send in my payment and rights certificate, may I cancel my exercise of my subscription rights?

No. All exercises of subscription rights are irrevocable unless the rights offering is cancelled, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares in the rights offering.

Are we requiring a minimum overall subscription to complete the rights offering?

No. We are not requiring an overall minimum subscription to complete the rights offering. However, we reserve the right to cancel the rights offering for any reason, including if the Securities Purchase Agreements are terminated, if the Private Placements are not consummated or if our Board of Directors believes that there is insufficient participation by our shareholders. If we cancel the rights offering, we will issue a press release notifying shareholders of the cancellation, all subscription rights will expire without value and any money received from subscribing shareholders will be returned, without interest or penalty, as soon as practicable.

Are there any conditions to completing the rights offering?

Yes. The closing of the Private Placements is a condition to our closing the rights offering and issuing shares of our common stock subscribed for in the rights offering. We may, however, at our sole discretion, waive this condition and choose to proceed with the rights offering even if the Private Placements are not consummated.

Can the rights offering be extended or cancelled?

Yes. The Company may decide to cancel the rights offering at any time and for any reason before the rights offering expires. If the Company cancels the rights offering, we will issue a press release notifying shareholders of the cancellation, all subscription rights will expire without value and any money received from subscribing shareholders will be returned, without interest or penalty, as soon as practicable. We also have the right to extend the rights offering period although we do not presently intend to do so.

What effects will the rights offering have on the Company’s outstanding common stock?

As of the record date, 6,069,551 shares of our common stock were outstanding. Upon closing of the Private Placements, which is a condition to the closing of the rights offering, we will issue an additional 4,649,919 shares of our common stock and 5,240,192 shares of non-voting Series B Preferred Stock (which shares of non-voting Series B Preferred Stock are mandatorily convertible into, subject to adjustment, 5,240,192 shares of common stock in certain circumstances). Assuming full conversion into common stock of the non-voting Series B Preferred Stock, there would be an additional 9,890,111 shares of our common stock outstanding upon closing of the Private Placements, which will increase our total shares outstanding to 15,959,662. If all of the subscription rights are exercised in full by our shareholders, we would issue approximately 1,098,901 additional shares of our common stock upon the closing of the rights offering, for a total of 17,058,563 shares of common stock outstanding after completion of both the Private Placements and the rights offering. This assumes that, during the rights offering, we issue no other shares of our common stock and that no options for our common stock are exercised.

The issuance of shares in the Private Placements will further dilute, and thereby further reduce, your proportionate ownership of our common stock. The issuance of additional shares in the rights offering will dilute, and thereby reduce, your proportionate ownership in our shares of common stock if you do not exercise your basic subscription rights. In addition, if the subscription price of the shares is less than the market price of our common stock it will likely reduce the market price per share of shares you already hold.

How much capital will we receive from the rights offering?

If all of the subscription rights are exercised in full by our shareholders, the gross proceeds to us from the rights offering, before deducting estimated offering expenses, will be approximately $5.0 million. It is possible that we will elect to cancel the rights offering altogether.

Are there risks in exercising my subscription rights?

Yes. Exercising your subscription rights involves the purchase of shares of our common stock. You should consider this investment as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus and in the documents incorporated by reference in this prospectus.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The Subscription Agent will hold all funds it receives in escrow in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable. If you hold your shares through a broker, dealer, custodian bank or other nominee, it may take longer for you to receive your subscription payment because the Subscription Agent will return payments through the record holder of your shares.

What fees or charges apply directly to me if I purchase shares of common stock in the rights offering?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through your broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your intermediary may charge you.

What are the material U.S. federal income tax consequences of exercising my subscription rights?

For U.S. federal income tax purposes, you will not recognize income or loss in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to your particular tax consequences resulting from the rights offering. For a detailed discussion, see “Material U.S. Federal Income Tax Consequences.”

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer, custodian bank or other nominee, then you should send your subscription documents, rights certificate and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate and subscription payment by hand delivery, first class mail or courier service to the Subscription Agent, Registrar and Transfer Company:

By mail:	By hand or overnight courier:

Registrar and Transfer Company	Registrar and Transfer Company
P.O. Box 645	10 Commerce Drive
Cranford, New Jersey 07016	Cranford, New Jersey 07016

You are solely responsible for completing delivery to the Subscription Agent of your subscription documents, rights certificate and payment. You should allow sufficient time for delivery of your subscription materials to the Subscription Agent.

Whom should I contact if I have other questions?

If you have more questions about the rights offering or need additional copies of the rights offering documents, please contact the information agent, Eagle Rock Proxy Advisors, LLC, by calling (888) 669-2032 toll-free.

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SUMMARY

The following summary contains basic information about us and the rights offering. Because it is a summary, it may not contain all of the information that is important to you. Before making a decision to invest in our common stock, you should read this prospectus carefully, including the sections entitled “The Rights Offering” and “Risk Factors,” and the information incorporated by reference in this prospectus, including our audited consolidated financial statements and the accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2012.

Our Company

Eastern Virginia Bankshares, Inc. is a bank holding company headquartered in Tappahannock, Virginia that was organized and chartered under the laws of the Commonwealth of Virginia on September 5, 1997 and commenced operations on December 29, 1997. Through our wholly-owned bank subsidiary, EVB, we operate twenty-two full service branches and two drive-in facilities in eastern Virginia. Two of EVB’s three predecessor banks, Bank of Northumberland, Inc. and Southside Bank, were established in 1910. The third bank, Hanover Bank, was established as a de novo bank in 2000. In April 2006, these three banks were merged and the surviving bank was re-branded as EVB.

EVB is a community bank targeting small to medium-sized businesses and consumers in our traditional coastal plain markets and the emerging suburbs outside of the Richmond and Greater Tidewater areas. Our mission is dedicated to providing the highest quality financial services to our customers, enriching the health and vitality of the communities we serve, and enhancing shareholder value.

The Company provides a broad range of personal and commercial banking services including commercial, consumer and real estate loans. We complement our lending operations with an array of retail and commercial deposit products and fee-based services. Our services are delivered locally by well-trained and experienced bankers, whom we empower to make decisions at the local level, so they can provide timely lending decisions and respond promptly to customer inquiries. Having been in many of our markets for over 100 years, we have established relationships with and an understanding of our customers. We believe that, by offering our customers personalized service and a breadth of products, we can compete effectively as we expand within our existing markets and into new markets.

The Company currently conducts business through twenty-two full service branches and two drive-in facilities, primarily in the eastern portion of the state. Our markets are located east of U.S. Route 250 and extend from northeast of Richmond to the Chesapeake Bay in central Virginia and across the James River from Colonial Heights to southeastern Virginia. Geographically, we have four primary market areas: Northern Neck, Middle Peninsula, Capital (suburbs of Richmond) and Southern.

As a result of over 100 years of experience serving the Northern Neck and Middle Peninsula regions, we have a stable, loyal customer base and a high deposit market share in these regions. Due to the lower projected population growth of these markets, we expanded in Hanover, Henrico, Gloucester, New Kent and King William Counties and the city of Colonial Heights to target the higher potential growth in these existing and emerging suburban markets. The deposit market share we have accumulated in our Northern Neck, Middle Peninsula and Southern regions has helped fund our loan growth in the emerging suburban areas in the Capital region.

We believe that economic growth and bank consolidation have created a growing number of businesses and consumers in need of a broad range of products and services, as well as the high level of personal service that we provide. While we work through the economic challenges of the past few years and look at 2013 as a year to strengthen our existing markets, our long-term business plan is to capitalize on the growth opportunity in our markets by further developing our branch network in our existing markets and augmenting our market area by expanding to the counties near the urban markets of Richmond and Greater Tidewater.

Recent Developments

Entry into Securities Purchase Agreements in Private Placements

On March 26, 2013, we announced that we entered into the Securities Purchase Agreements with certain institutional investors for shares of our common stock and our new series of non-voting Series B Preferred Stock in the Private Placements, which we expect will raise approximately $45.0 million in gross proceeds. Shares of our common stock and non-voting Series B Preferred Stock will be purchased in the Private Placements at $4.55 per share. In addition, we announced our plans to conduct this rights offering to allow existing holders of our common stock to purchase additional shares of common stock at the same purchase price per share as the investors in the Private Placements. The completion of the Private Placements is contingent upon, without limitation, approval by our shareholders and, if such approval is received, we expect the Private Placements to close late during the second quarter of 2013. The completion of this rights offering is contingent upon completion of the Private Placements.

We intend to use a significant portion of the gross proceeds from the Private Placements and this rights offering to strengthen our balance sheet so that we can pursue the following business strategies: (a) the accelerated resolution and disposition of assets adversely classified by the Company (consisting of other real estate owned and classified loans), (b) the optimization of our balance sheet through the restructuring of FHLB advances, and (c) the eventual exit from the Written Agreement and repurchase of our Series A Preferred Stock that we issued to the U.S. Department of the Treasury (the “Treasury”) through the Troubled Asset Relief Program (“TARP”), subject in both instances to the approval of state and federal banking regulators.

Corporate Information

Our principal executive office is located at 330 Hospital Road, Tappahannock, Virginia 22560. Our telephone number is (804) 443-8400. Information about the Company is available on our internet website www.bankevb.com. The information contained on our website or that can be accessed through our website does not constitute part of this prospectus and is not incorporated in any manner into this prospectus.

Our common stock trades on the NASDAQ Global Select Market under the ticker symbol “EVBS.”

The Rights Offering

The following summary describes the principal terms of the rights offering, but it is not intended to be a complete description of the rights offering. See the information under the heading “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Securities Offered	We are distributing to you, at no charge, one non-transferable subscription right for each share of our common stock that you owned as of 5:00 p.m., Eastern time, on May 3, 2013, the record date, either as a holder of record or, in the case of shares held of record by brokers, dealers, custodian banks or other nominees on your behalf, as a beneficial owner of those shares. Each subscription right will entitle its holder to purchase 0.181051448 of a share of our common stock, subject to the 4.9% rights offering restriction described below under the heading “4.9% Rights Offering Restriction.” The subscription right entitles the holder to a basic subscription right and an over-subscription privilege.

Subscription Price	$4.55 per share, payable by uncertified personal check or wire transfer of immediately available funds. To be effective, any payment related to the exercise of a subscription right must clear before the rights offering expires.

Record Date	5:00 p.m., Eastern time, on May 3, 2013.

Basic Subscription Right	The basic subscription right will entitle you to purchase 0.181051448 of a share of common stock at a subscription price of $4.55 per whole share, subject to the 4.9% rights offering restriction described below under the heading “4.9% rights offering restriction.” Fractional shares resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole share.

You may exercise all or a portion of your basic subscription right, subject to the 4.9% rights offering restriction, or you may choose not to exercise any subscription rights at all. However, if you do not fully exercise your basic subscription right, you will not be entitled to purchase shares of common stock under your over-subscription privilege.

Over-subscription Privilege	If you purchase all of the shares of common stock available to you pursuant to your basic subscription right, you may also choose to subscribe for a portion of any shares of common stock that are not purchased by our shareholders through the exercise of their basic subscription rights, subject to the 4.9% rights offering restriction described below under the heading “4.9% rights offering restriction.”

If over-subscription requests exceed the number of shares available, however, we will allocate the available shares pro rata among the shareholders exercising the over-subscription privilege in proportion to the number of shares of our common stock each of those shareholders owned as of the record date for the rights offering, relative to the number of shares owned on the record date by all shareholders exercising the over-subscription privilege, subject to the 4.9% rights offering restriction. Any excess subscription payments received by the Subscription Agent with an over-subscription request will be returned, without interest or penalty, as soon as practicable.

4.9% Rights Offering Restriction	No shareholder exercising subscription rights may thereby exceed, together with any other person with whom such shareholder’s ownership may be aggregated under applicable law, 4.9% beneficial ownership of our common stock (unless such shareholder exceeds 4.9% beneficial ownership of our common stock on the record date for the rights offering). Any rights exercised for common stock that would cause the holder to exceed the 4.9% ownership limit will not be considered exercised or subscribed for by that holder. The portion of the subscription price paid by a holder for common stock not considered subscribed for will be returned to that holder, without interest or penalty, as soon as practicable after completion of the rights offering.

Expiration of the Rights Offering	5:00 p.m., Eastern time, on Friday, June 14, 2013, unless we extend the rights offering period.

Use of Proceeds	We intend to use the proceeds of the rights offering for general corporate purposes, including, without limitation, the strengthening of our balance sheet, the accelerated resolution and disposition of assets adversely classified by us and the optimization of our balance sheet. See “Use of Proceeds.”

Transferability of Rights	Your subscription rights will be non-transferable.

No Revocation	All exercises of subscription rights are irrevocable, even if you later learn of information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of common stock at a subscription price of $4.55 per share.

Material U.S. Federal Income Tax Consequences	For U.S. federal income tax purposes, you will not recognize income or loss upon receipt or exercise of a subscription right. You should consult your own tax advisor as to the tax consequences to you of the receipt, exercise or lapse of the subscription rights in light of your particular circumstances. See “Material U.S. Federal Income Tax Consequences.”

Extension and Cancellation	Although we do not presently intend to do so, we have the option to extend the rights offering period. The Company may for any reason cancel the rights offering at any time before the expiration date. If we cancel the rights offering, we will issue a press release notifying shareholders of the cancellation, all subscription rights will expire without value and the Subscription Agent will return all subscription payments, without interest or penalty, as soon as practicable.

Procedures for Exercising Rights	To exercise your subscription rights, you must take the following steps:

•        If you are a registered holder of our common stock, the Subscription Agent must have received payment and a properly completed rights certificate before 5:00 p.m., Eastern time, on Friday, June 14, 2013. You may deliver the documents and payments by hand delivery, first class mail or courier service. If you use first class mail for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

•        If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank or other nominee, or if you would rather an institution conduct the transaction on your behalf, you should instruct your broker, dealer, custodian bank or other nominee to exercise your subscription rights on your behalf. Please follow the instructions of your nominee, who may require that you meet a deadline earlier than 5:00 p.m., Eastern time, on Friday, June 14, 2013.

Subscription Agent	Registrar and Transfer Company.

Information Agent	Eagle Rock Proxy Advisors, LLC.

Shares Outstanding as of the Record Date	6,069,551 shares of our common stock were outstanding as of the record date.

Shares Outstanding After Completion of the Rights Offering and Private Placements	Upon closing of the Private Placements, which is a condition to the closing of the rights offering, we will issue an additional 4,649,919 shares of our common stock and 5,240,192 shares of non-voting Series B Preferred Stock (which shares of non-voting Series B Preferred Stock are mandatorily convertible into, subject to adjustment, 5,240,192 shares of common stock in certain circumstances). Assuming full conversion into common stock of the non-voting Series B Preferred Stock, there would be 15,959,662 shares of our common stock outstanding upon closing of the Private Placements.

If all of the subscription rights are exercised in full by our shareholders, we would issue approximately 1,098,901 additional shares of our common stock upon the closing of the rights offering, for a total of 17,058,563 shares of common stock outstanding after completion of both the Private Placements and the rights offering. This also assumes that, during the rights offering, we issue no other shares of our common stock and that no options for our common stock are exercised.

Fees and Expenses	We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through your broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your intermediary may charge you.

The NASDAQ Global Select Market	Our shares of common stock are currently listed for trading, and we expect that the shares of common stock to be issued in the rights offering will be traded, on the NASDAQ Global Select Market under the ticker symbol “EVBS.”

No Board Recommendation Regarding Exercise of Subscription Rights	Our Board of Directors is making no recommendation regarding your exercise of your subscription rights. You are urged to make an independent investment decision about whether to exercise your subscription rights based on your own assessment of our business and the rights offering.

Risk Factors	Before you exercise your subscription rights to purchase shares of our common stock, you should carefully consider risks described in the section entitled “Risk Factors,” beginning on page 8 of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. In evaluating an investment in our securities, you should consider carefully the risks described below, together with the other information included or incorporated by reference in this prospectus, including the information contained in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2012 and the risks we have highlighted in other sections of this prospectus.

If any of the risks described in the following risk factors or in the information referred to in the preceding sentence actually occur, or if additional risks and uncertainties not presently known to us or that we currently deem immaterial, materialize, then our business, results of operations and financial condition could be materially adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. The risks discussed below include forward-looking statements, and our actual results may differ materially from those discussed in these forward-looking statements.

Risks Related to Our Company

Difficult conditions in the economy and the capital markets continue to adversely affect our industry.

Declines in the housing market, with falling home prices and elevated foreclosures, coupled with historically high unemployment and under-employment, have negatively impacted the credit performance of real estate related loans and consumer loans and have resulted in significant write-downs of asset values by financial institutions. These write-downs spread to other securities and loans and have caused many financial institutions to seek additional capital, to reduce or eliminate dividends, to merge with larger and stronger institutions and, in some cases, to fail. In this environment, many lenders and institutional investors have reduced or ceased providing funding to borrowers, including to other financial institutions. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, and reduction of business activity generally. Continuing economic pressure on consumers may adversely affect our business and results of operations. Market developments may affect consumer confidence levels and may cause adverse changes in payment patterns, causing increases in delinquencies and default rates, which may impact our charge-offs and provision for loan losses. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and others in the financial institutions industry.

The capital and credit markets have periodically experienced volatility and disruption in recent years. In some cases, these markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. If these levels of market disruption and volatility recur, there can be no assurance that we will not experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations.

The Company has a high concentration of loans secured by both residential and commercial real estate and a further downturn in either or both real estate markets, for any reason, may increase the Company’s credit losses, which would negatively affect its financial results.

The Company offers a variety of secured loans, including commercial lines of credit, commercial term loans, real estate, construction, home equity, consumer and other loans. Most of the Company’s loans are secured by real estate (both residential and commercial) in its market area. At December 31, 2012, approximately 89.0% of the Company’s $684.7 million loan portfolio was secured by residential and commercial real estate. Changes in the real estate market, such as a greater deterioration in market value of collateral, or a greater decline in local employment rates or economic conditions, could adversely affect the Company’s customers’ ability to pay these loans, which in turn could impact the Company’s profitability. There has been a slowdown in the housing market across our geographical footprint, reflecting declining prices and excess inventories of houses to be sold. Repayment of our commercial loans is often dependent on the cash flow of the borrower, which may be unpredictable in the current economy. If the value of real estate serving as collateral for the loan portfolio materially declines, a significant portion of the loan portfolio could become under-collateralized. If the loans that are secured by real estate become troubled when real estate market conditions are declining or have declined, in the event of foreclosure the Company may not be able to realize the amount of collateral that was anticipated at the time of originating the loan. In that event, the Company may have to increase the provision for loan losses, which could have a material adverse effect on its operating results and financial condition.

Offerings of our securities and other potential capital strategies could dilute your investment or otherwise affect your rights as a shareholder.

On March 26, 2013, we announced that we entered into the Securities Purchase Agreements with certain institutional investors for shares of our common stock and a new series of non-voting Series B Preferred Stock in the Private Placements, which we expect will raise approximately $45.0 million in gross proceeds. Shares of our common stock and non-voting Series B Preferred Stock will be purchased in the Private Placements at $4.55 per share. In addition, we announced our plans to conduct this rights offering to allow existing holders of our common stock to purchase additional shares of common stock at the same purchase price per share as the purchasers in the Private Placements. The completion of the Private Placements is contingent upon, without limitation, approval by our shareholders and, if such approval is received, we expect the Private Placements to close late during the second quarter of 2013. The completion of this rights offering is contingent upon completion of the Private Placements. The Private Placements and this rights offering will substantially dilute the investment and voting rights of existing shareholders, with the greatest dilution impacting shareholders that elect to not participate in this rights offering.

Although we are seeking to raise capital through the Private Placements and this rights offering, in the future we may seek to raise additional capital through offerings of our common stock, preferred stock, securities convertible into common stock, or rights to acquire such securities or our common stock. Under our articles of incorporation, we have additional authorized shares of common stock that we can issue from time to time at the discretion of our Board of Directors, without further action by shareholders, except where shareholder approval is required by applicable law or listing requirements of the NASDAQ Stock Market. The issuance of any additional shares of common stock or securities convertible into common stock in a subsequent offering could be substantially dilutive to holders of our common stock. Holders of our common stock have no preemptive rights as a matter of law that entitle them to purchase their pro-rata share of any offering or shares of any class or series. In addition, under our articles of incorporation, we can authorize and issue additional shares of our preferred stock, in one or more series the terms of which would be determined by our Board of Directors without shareholder approval, unless such approval is required by applicable law or listing requirements of the NASDAQ Stock Market. The market price of our common stock could decline as a result of future sales of our securities or the perception that such sales could occur.

New investors, particularly with respect to newly authorized series of preferred stock, also may have rights, preferences, and privileges that are senior to, and that could adversely affect, our then current shareholders. For example, a new series of preferred stock could rank senior to shares of our common stock. As a result, we could be required to make any dividend payments on such preferred stock before any dividends can be paid on our common stock, and in the event of our bankruptcy, dissolution, or liquidation, we may have to pay the holders of this new series of preferred stock in full prior to any distributions being made to the holders of our common stock.

We cannot predict or estimate the amount, timing, or nature of our future securities offerings or other capital initiatives. Thus, our shareholders bear the risk of our future offerings diluting their stock holdings, adversely affecting their rights as shareholders, and/or reducing the market price of our common stock.

If we complete the Private Placements, affiliates of Castle Creek Capital Partners (“Castle Creek”) and GCP Capital Partners (“GCP Capital”) will become substantial holders of our Common Stock.

Upon the completion of the Private Placement, Castle Creek will become a holder of approximately 9.9% of our common stock and approximately 32.0% of our combined common stock and to-be-issued non-voting Series B Preferred Stock. Similarly, upon completion of the Private Placement, GCP Capital will become a holder of approximately 9.9% of our common stock and approximately 14.1% of our combined common stock and to-be-issued non-voting Series B Preferred Stock. Pursuant to the terms of the Securities Purchase Agreements entered into with Castle Creek and GCP Capital in the Private Placements, Castle Creek and GCP Capital will each have a right to appoint a representative on our Board of Directors and on the Bank’s board of directors.

Although we expect the ownership percentages of Castle Creek and GCP Capital to decline slightly as a result of this rights offering, assuming full participation by existing shareholders in such offering, Castle Creek and GCP Capital may have individual economic interests that are different from the other’s interests and different from the interests of our other shareholders.

We may not be able to fully execute on our business initiatives related to the Private Placements and this rights offering, which could have a material adverse effect on our financial condition or results of operations.

We intend to use a significant portion of the gross proceeds from the Private Placements and this rights offering to strengthen our balance sheet so that we can pursue the following business strategies: (a) the accelerated resolution and disposition of assets adversely classified by the Company (consisting of other real estate owned and classified loans), (b) the optimization of our balance sheet through the restructuring of FHLB advances, and (c) the eventual exit from the Written Agreement and repurchase of our Series A Preferred Stock that we issued to Treasury through TARP, subject in both instances to the approval of state and federal banking regulators.

There are significant costs, risks and uncertainties associated with the Private Placements and this rights offering and the development, implementation and execution of these business strategies, including the investment of time and resources, the possibility that these strategies will be less successful or beneficial than anticipated, and the risk of additional liabilities associated with these strategies. Our potential inability to successfully execute these business strategies could have a material adverse effect on our business, financial condition or results of operations. We expect our non-interest expense to increase in connection with the Private Placements and this rights offering and executing these business strategies, and we may incur some or all of these costs in advance of realizing improved financial condition and results of operations as a result of these strategies.

We have a concentration of credit exposure in acquisition and development real estate loans.

At December 31, 2012, we have approximately $54.8 million in loans for the acquisition and development of real estate and for construction of improvements to real estate, representing approximately 8.0% of our total loans outstanding as of that date. These loans are to developers, builders and individuals. Project types financed include acquisition and development of residential subdivisions and commercial developments, builder lines for 1-4 family home construction and loans to individuals for primary and secondary residence construction. These types of loans are generally viewed as having more risk of default than residential real estate loans. Completion of development projects and sale of developed properties may be affected significantly by general economic conditions, and further downturn in the local economy or in occupancy rates in the local economy where the property is located could increase the likelihood of default. Because our loan portfolio contains acquisition and development loans with relatively large balances, the deterioration of one or a few of these loans could cause a significant increase in our percentage of non-performing loans. An increase in non-performing loans could result in a loss of earnings from these loans, an increase in the provision for loan losses and an increase in charge-offs, all of which could have a material adverse effect on our financial condition and results of operations.

Deterioration in the soundness of our counterparties could adversely affect us.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships, and we routinely execute transactions with counterparties in the financial industry, including brokers and dealers, commercial banks, and other institutional clients. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, could create another market-wide liquidity crisis similar to that experienced in late 2008 and early 2009 and could lead to losses or defaults by us or by other institutions. There is no assurance that the failure of our counterparties would not materially adversely affect the Company’s results of operations.

Our small to medium-sized business target market may have fewer financial resources to weather a downturn in the economy.

We target our commercial development and marketing strategy primarily to serve the banking and financial services needs of small and medium-sized businesses. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions negatively impact this major economic sector in the markets in which we operate, our results of operations and financial condition may be adversely affected.

We may be adversely affected by economic conditions in our market area.

We operate in a mixed market environment with influences from both rural and urban areas. Because our lending operation is concentrated in the Northern Neck, Middle Peninsula, Capital and Southern Regions of Virginia, we will be affected by the general economic conditions in these markets. Changes in the local economy may influence the growth rate of our loans and deposits, the quality of the loan portfolio, and loan and deposit pricing. A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond our control would impact these local economic conditions and the demand for banking products and services generally, which could negatively affect our financial condition and performance. Although we might not have significant credit exposure to all the businesses in our areas, the downturn in any of these businesses could have a negative impact on local economic conditions and real estate collateral values generally, which could negatively affect our profitability.

If our allowance for loan losses becomes inadequate, our results of operations may be adversely affected.

Making loans is an essential element of our business. The risk of nonpayment is affected by a number of factors, including but not limited to: the duration of the credit; credit risks of a particular customer; changes in economic and industry conditions; and, in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral. Although we seek to mitigate risks inherent in lending by adhering to specific underwriting practices, our loans may not be repaid. While we strive to carefully monitor credit quality and to identify loans that may become nonperforming, at any time there are loans included in the portfolio that will result in losses, but that have not been identified as nonperforming or potential problem loans. We cannot be sure that we will be able to identify deteriorating loans before they become nonperforming assets, or that we will be able to limit losses on those loans that are identified. We attempt to maintain an appropriate allowance for loan losses to provide for potential losses in our loan portfolio. Our allowance for loan losses is determined by analyzing historical loan losses, current trends in delinquencies and charge-offs, current economic conditions that may affect a borrower’s ability to repay and the value of collateral, changes in the size and composition of the loan portfolio and industry information. Also included in our estimates for loan losses are considerations with respect to the impact of economic events, the outcome of which are uncertain. Because any estimate of loan losses is necessarily subjective and the accuracy of any estimate depends on the outcome of future events, we face the risk that charge-offs in future periods will exceed our allowance for loan losses and that additional increases in the allowance for loan losses will be required. Additions to the allowance for loan losses would result in a decrease of our net income. Although we believe our allowance for loan losses is adequate to absorb probable losses in our loan portfolio, we cannot predict such losses or that our allowance will be adequate in the future.

We may need to raise additional capital that may not be available to us.

As a result of losses in 2009 and 2010 and other losses that we may incur in the future, we may need to raise additional capital in the future if we incur additional losses or due to regulatory mandates. The ability to raise additional capital, if needed, will depend in part on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, additional capital may not be raised, if and when needed, on terms acceptable to us, or at all. If we cannot raise additional capital when needed, our ability to maintain our capital ratios could be materially impaired, and we could face additional regulatory challenges.

The Company is not paying dividends on its common stock and is deferring distributions on its preferred stock, and is otherwise restricted from paying cash dividends on its common stock. The failure to resume paying dividends and distributions may adversely affect the Company and has provided board appointment rights to the holders of our preferred stock.

The Company historically paid quarterly dividends before suspending dividend payments on its common stock in the first quarter of 2011. There is no assurance that the Company will resume paying cash common dividends. Even if the Company resumes paying common dividends, future payment of cash dividends on our common stock, if any, will be subject to the prior payment of all unpaid dividends and deferred distributions on the Company’s preferred stock currently held by the Treasury. All dividends are declared and paid at the discretion of our Board of Directors and are dependent upon our liquidity, financial condition, results of operations, capital requirements and such other factors as our Board of Directors may deem relevant.

Effective February 17, 2011, the Company and Bank entered into a Written Agreement with the Reserve Bank and the Bureau. Under the terms of the Written Agreement, both the Company and the Bank have agreed, among other things, to refrain from declaring or paying dividends without prior regulatory approval.

Further, on February 15, 2013, the Company deferred its ninth consecutive dividend on the preferred stock issued to the Treasury. Deferral of dividends on the preferred stock does not constitute an event of default. Dividends on the preferred stock are, however, cumulative, and the Company has accumulated the dividends in accordance with the terms of the preferred stock and accounting principles generally accepted in the United States of America (“U.S. GAAP”) and reflected the accumulated dividends as a portion of the effective dividend on preferred stock on the consolidated statements of operations. As of December 31, 2012, the Company had accumulated $2.4 million for dividends on the preferred stock. Because dividends on the preferred stock have not been paid for an aggregate of six quarterly dividend periods or more, whether or not consecutive, the Treasury has the right, voting as a class, to elect two directors to the Company’s Board at the next annual meeting (or at a special meeting called for that purpose) and at every subsequent annual meeting until all owed and unpaid dividends on the preferred stock have been paid. In April 2012, the Treasury assigned an observer to attend the Company’s Board meetings, in part to determine whether and how to exercise this right, but to date the Treasury has not yet exercised this right to elect directors.

Compliance with laws, regulations and supervisory guidance, both new and existing, may adversely impact our business, financial condition and results of operations.

We are subject to numerous laws, regulations and supervision from both federal and state agencies. During the past few years, there has been an increase in legislation related to and regulation of the financial services industry. We expect this increased level of oversight to continue. Failure to comply with these laws and regulations could result in financial, structural and operational penalties, including receivership. In addition, establishing systems and processes to achieve compliance with these laws and regulations may increase our costs and/or limit our ability to pursue certain business opportunities.

Laws and regulations, and any interpretations and applications with respect thereto, generally are intended to benefit consumers, borrowers and depositors, not shareholders. The legislative and regulatory environment is beyond our control, may change rapidly and unpredictably and may negatively influence our revenue, costs, earnings, and capital levels. Our success depends on our ability to maintain compliance with both existing and new laws and regulations.

The Basel III capital framework could require higher levels of capital and liquid assets, which could adversely affect the Company’s net income and return on equity.

The Basel III capital framework, when implemented by the U.S. banking agencies and fully phased-in, would represent the most comprehensive overhaul of the U.S. banking capital framework in over two decades. The proposed Basel III capital framework and related changes to the standardized calculations of risk-weighted assets are complex and would create enormous compliance burdens, especially for community banks. These proposed regulations would require bank holding companies and their subsidiaries, such as the Company and the Bank, to maintain substantially more capital as a result of higher required capital levels and more demanding regulatory capital risk-weightings and calculations. The proposals would require all banks to substantially change the manner in which they collect and report information to calculate risk-weighted assets, and would likely increase risk-weighted assets at many banking organizations as a result of applying higher risk-weightings to many types of loans and securities. As a result, we may be forced to limit originations of certain types of commercial and mortgage loans, thereby reducing the amount of credit available to borrowers and limiting opportunities to earn interest income from the loan portfolio.

If the proposed changes to bank capital levels and the calculation of risk-weighted assets are implemented without change, many banks could be required to access the capital markets on short notice and in relatively weak economic conditions, which could result in banks raising capital that significantly dilutes existing shareholders. Additionally, many community banks could be forced to limit banking operations and activities, and growth of loan portfolios and interest income, in order to focus on retention of earnings to improve capital levels. The regulations ultimately applicable to us may be substantially different from the proposed rules to implement the Basel III capital framework and revised calculations of risk-weighted assets. However, the final regulations may have a detrimental effect on our net income and return on equity and limit the products and services we provide to our customers.

The Dodd-Frank Act could increase our regulatory compliance burden and associated costs, place restrictions on certain products and services, and limit our future capital raising strategies.

A wide range of regulatory initiatives directed at the financial services industry have been proposed in recent years. One of those initiatives, the Dodd-Frank Act, was signed into law on July 21, 2010. The Dodd-Frank Act represents a sweeping overhaul of the financial services industry within the United States and mandates significant changes in the financial regulatory landscape that will impact all financial institutions, including the Company. The Dodd-Frank Act will likely increase our regulatory compliance burden and may have a material adverse effect on us, by increasing the costs associated with our regulatory examinations and compliance measures. The federal regulatory agencies, and particularly bank regulatory agencies, are given significant discretion in drafting the Dodd-Frank Act’s implementing rules and regulations and, consequently, many of the details and much of the impact of the Dodd-Frank Act will depend on the final implementing rules and regulations. Accordingly, it remains too early to fully assess the impact of the Dodd-Frank Act and subsequent regulatory rulemaking processes on our business, financial condition or results of operations.

Among the Dodd-Frank Act’s significant regulatory changes, the Dodd-Frank Act creates a new financial consumer protection agency that could impose new regulations on us and include its examiners in our routine regulatory examinations conducted by the Federal Deposit Insurance Corporation (the “FDIC”), which could increase our regulatory compliance burden and costs and restrict the financial products and services we can offer to our customers. This agency, named the Consumer Financial Protection Bureau, may reshape the consumer financial laws through rulemaking and enforcement of the Dodd-Frank Act’s prohibitions against unfair, deceptive and abusive business practices, which may directly impact the business operations of financial institutions offering consumer financial products or services, including the Company. This agency’s broad rulemaking authority includes identifying practices or acts that are unfair, deceptive or abusive in connection with any consumer financial transaction or consumer financial product or service. Although the Consumer Financial Protection Bureau has jurisdiction over banks with $10 billion or greater in assets, rules, regulations and policies issued by the Bureau may also apply to the Company or its subsidiaries by virtue of the adoption of such policies and best practices by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and FDIC. The costs and limitations related to this additional regulatory agency and the limitations and restrictions that will be placed upon the Company with respect to its consumer product and service offerings have yet to be determined. However, these costs, limitations and restrictions may produce significant, material effects on our business, financial condition and results of operations.

The Dodd-Frank Act also increases regulatory supervision and examination of bank holding companies and their banking and non-banking subsidiaries, which could increase our regulatory compliance burden and costs and restrict our ability to generate revenues from non-banking operations. The Dodd-Frank Act imposes more stringent capital requirements on bank holding companies, which could limit our future capital strategies. The Dodd-Frank Act also increases regulation of derivatives and hedging transactions, which could limit our ability to enter into, or increase the costs associated with, interest rate hedging transactions.

The Company may incur losses if it is unable to successfully manage interest rate risk.

The Company’s profitability depends in substantial part upon the spread between the interest rates earned on investments and loans and interest rates paid on deposits and other interest-bearing liabilities. These rates are normally in line with general market rates and rise and fall based on the asset liability committee’s view of our financing and liquidity needs. The Company may selectively pay above-market rates to attract deposits as it has done in some of the Company’s marketing promotions in the past. Changes in interest rates will affect the

Company’s operating performance and financial condition in diverse ways including the pricing of securities, loans and deposits, which, in turn, may affect the growth in loan and retail deposit volume. The Company attempts to minimize the Company’s exposure to interest rate risk, but cannot eliminate it. The Company’s net interest income will be adversely affected if market interest rates change so that the interest it pays on deposits and borrowings increases faster than the interest earned on loans and investments. The Company’s net interest spread will depend on many factors that are partly or entirely outside its control, including competition, federal economic, monetary and fiscal policies, and economic conditions generally. Fluctuations in market rates are neither predictable nor controllable and may have a material and negative effect on the Company’s business, financial condition and results of operations.

Changes in interest rates also affect the value of the Company’s loans. An increase in interest rates could adversely affect the Company’s borrowers’ ability to pay the principal or interest on existing loans or reduce their desire to borrow more money. This may lead to an increase in nonperforming assets or a decrease in loan originations, either of which could have a material and negative effect on the Company’s results of operations.

Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.

We face vigorous competition from other banks and other financial institutions, including savings and loan associations, savings banks, finance companies and credit unions for deposits, loans and other financial services in our market area. A number of these banks and other financial institutions are significantly larger than we are and have substantially greater access to capital and other resources, as well as larger lending limits and branch systems, and offer a wider array of banking services. To a limited extent, we also compete with other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies, insurance companies and governmental organizations which may offer more favorable financing than we can. Many of our non-bank competitors are not subject to the same extensive regulations that govern us. As a result, these non-bank competitors have advantages over us in providing certain services. While we believe we compete effectively with these other financial institutions in our primary markets, we may face a competitive disadvantage as a result of our smaller size, smaller asset base, lack of geographic diversification and inability to spread our marketing costs across a broader market. If we have to raise interest rates paid on deposits or lower interest rates charged on loans to compete effectively, our net interest margin and income could be negatively affected. Failure to compete effectively to attract new or to retain existing, clients may reduce or limit our margins and our market share and may adversely affect our results of operations, financial condition and growth.

The recent repeal of federal prohibitions on payment of interest on demand deposits could increase interest expense.

As part of the Dodd-Frank Act, the prohibition on the ability of financial institutions to pay interest on demand deposit accounts was repealed. As a result, beginning on July 21, 2011 financial institutions may offer interest on demand deposits. The Company does not yet know what interest rates other institutions may offer. If we offer interest on demand deposit accounts to attract new customers or retain existing customers, our interest expense will increase and our net interest margin will decline, which could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company and Bank have entered into the Written Agreement with the Federal Reserve Bank of Richmond and the Virginia Bureau of Financial Institutions, which requires us to dedicate a significant amount of resources to complying with the agreement and may have a material adverse effect on our operations and the value of our securities.

Effective February 17, 2011, the Company and Bank entered into a Written Agreement with the Reserve Bank and the Bureau.

The Written Agreement requires the Company and the Bank to address significant aspects of their business operations, including submitting plans to the Reserve Bank and the Bureau to strengthen board oversight, credit risk management practices, lending and credit administration, and loan grading and allowance for loan losses methodologies. In order to appropriately address the topics referenced in and comply with the Written Agreement, as well as to maximize the improvements to our operations, the Company will dedicate a significant amount of resources to tasks related to the Written Agreement. These resources may not be available for use in other aspects of our business, which may have a material adverse impact on our operations.

For a full description of the Written Agreement, please see “Regulation and Supervision–Written Agreement” in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference herein.

Under the terms of the Written Agreement, both the Company and the Bank have agreed to submit capital plans to maintain sufficient capital at the Company, on a consolidated basis, and the Bank, on a stand-alone basis, and to refrain from declaring or paying dividends without prior regulatory approval. The Company has agreed that it will not take any other form of payment representing a reduction in the Bank’s capital or make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without prior regulatory approval. The Company may not incur, increase or guarantee any debt without prior regulatory approval and has agreed not to purchase or redeem any shares of its stock without prior regulatory approval.

This description of the Written Agreement is qualified in its entirety by reference to the copy of the Written Agreement filed with the Company’s Current Report on Form 8-K, filed February 17, 2011. If the Company and Bank do not comply with the Written Agreement, we could be subject to the assessment of civil money penalties, further regulatory sanctions, or other regulatory enforcement actions.

The Company is subject to restrictions and obligations as a participant in the Treasury’s Capital Purchase Program.

In January 2009, as part of the Capital Purchase Program, we issued and sold to the Treasury Series A Preferred Stock and a warrant for an aggregate purchase price of approximately $24.0 million. Participation in the Capital Purchase Program subjects us to specific restrictions under the terms of the Capital Purchase Program, including limits on our ability to pay dividends and repurchase our capital stock, limitations on executive compensation, and increased oversight by the Treasury, regulators and Congress under the Economic Emergency Stabilization Act of 2008.

Many recipients under the Capital Purchase Program have repaid the Treasury and are no longer subject to the restrictions imposed under the Capital Purchase Program. Withdrawing from the Capital Purchase Program requires approval of banking regulators and we may not be able to obtain such approval, or a condition of obtaining such approval may require us to raise additional capital. Unanticipated consequences of participation in the Capital Purchase Program could materially and adversely affect our business, results of operations, financial condition, access to funding and the trading price of our common stock.

Following the completion of the Private Placements and the rights offering, we intend to initiate discussions with the Federal Reserve and the Treasury to repurchase our Series A Preferred Stock. We may not be able to complete the Private Placements and the rights offering or receive regulatory approval to repurchase the Series A Preferred Stock.

We rely heavily on our management team and the unexpected loss of any of those personnel could adversely affect our operations; we depend on our ability to attract and retain key personnel.

We are a customer-focused and relationship-driven organization. We expect our future growth to be driven in a large part by the relationships maintained with our customers by our president and chief executive officer and other senior officers. We have entered into employment agreements with the majority of our executive officers. The existence of such agreements, however, does not necessarily assure that we will be able to continue to retain their services. The unexpected loss of any of our key employees could have an adverse effect on our business and possibly result in reduced revenues and earnings. We do maintain bank-owned life insurance on key officers that would help cover some of the economic impact of a loss caused by death. The implementation of our business strategy will also require us to continue to attract, hire, motivate and retain skilled personnel to develop new customer relationships as well as new financial products and services. Many experienced banking professionals employed by our competitors are covered by agreements not to compete or solicit their existing customers if they were to leave their current employment. These agreements make the recruitment of these professionals more difficult. The market for these people is competitive, and we cannot assure you that we will be successful in attracting, hiring, motivating or retaining them.

We may not be able to successfully manage our long-term growth, which may adversely affect our results of operations and financial condition.

A key aspect of our long-term business strategy is our continued growth and expansion. Our ability to continue to grow depends, in part, upon our ability to:

•	open new branch offices or acquire existing branches or other financial institutions;

•	attract deposits to those locations; and

•	identify attractive loan and investment opportunities.

We may not be able to successfully implement our growth strategy if we are unable to identify attractive markets, locations or opportunities to expand in the future, or if we are subject to regulatory restrictions on growth or expansion of our operations. Our ability to manage our growth successfully also will depend on whether we can maintain capital levels adequate to support our growth, maintain cost controls and asset quality and successfully integrate any businesses we acquire into our organization. As we identify opportunities to implement our growth strategy by opening new branches or acquiring branches or other banks, we may incur increased personnel, occupancy and other operating expenses. In the case of new branches, we must absorb those higher expenses while we begin to generate new deposits, and there is a further time lag involved in redeploying new deposits into attractively priced loans and other higher yielding earning assets. Thus, any plans for branch expansion could decrease our earnings in the short run, even if we efficiently execute our branching strategy.

Our deposit insurance premiums could increase in the future, which may adversely affect our future financial performance.

The FDIC insures deposits at FDIC insured financial institutions, including the Bank. The FDIC charges insured financial institutions premiums to maintain the Deposit Insurance Fund (the “DIF”) at a certain level. Economic conditions since 2008 have increased the rate of bank failures and expectations for further bank failures, requiring the FDIC to make payments for insured deposits from the DIF and prepare for future payments from the DIF.

During 2009, the FDIC imposed a special deposit insurance assessment on all institutions which it regulates, including the Bank. This special assessment was imposed due to the need to replenish the DIF, as a result of increased bank failures and expected future bank failures. In addition, the FDIC required regulated institutions to prepay their fourth quarter 2009, and full year 2010, 2011 and 2012 assessments in December 2009. Any similar, additional measures taken by the FDIC to maintain or replenish the DIF may have an adverse effect on our financial condition and results of operations.

On April 1, 2011, final rules to implement changes required by the Dodd-Frank Act with respect to the FDIC assessment rules became effective. The rules provide that a depository institution’s deposit insurance assessment will be calculated based on the institution’s total assets less tangible equity, rather than the previous base of total deposits. These changes have not materially increased the Company’s FDIC insurance assessments for comparable asset and deposit levels. However, if the Bank’s asset size increases or the FDIC takes other actions to replenish the DIF, the Bank’s FDIC insurance premiums could increase.

The Company’s disclosure controls and procedures and internal controls may not prevent or detect all errors or acts of fraud.

The Company’s disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by the Company in reports it files or submits under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. The Company believes that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or omission. Additionally, controls can be circumvented by individual acts, by collusion by two or more people and/or by override of the established controls. Accordingly, because of the inherent limitations in the Company’s control systems and in human nature, misstatements due to error or fraud may occur and not be detected.

The Company’s information systems may experience an interruption in service or breach in security.

The Company relies heavily on communications and information systems to conduct the Company’s business. Any failure, interruption or breach of security of these systems could result in failures or disruptions in the Company’s customer relationship management, transaction processing systems and various accounting and data management systems. While it has policies and procedures designed to prevent and/or limit the effect of any failure, interruption or security breach of the Company’s communication and information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur, or, if they do occur, they will be adequately addressed on a timely basis. The occurrence of failures, interruptions or security breaches of the Company’s communication and information systems could damage the Company’s reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on its financial condition and results of operations.

The Company continually encounters technological change.

The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. The Company’s future success depends, in part, upon its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in the Company’s operations. Many of the Company’s competitors have substantially greater resources to invest in technological improvements. The Company may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers. Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse impact on the Company’s business and, in turn, the Company’s financial condition and results of operations.

The Company’s operations rely on certain external vendors.

The Company is reliant upon certain external vendors to provide products and services necessary to maintain day-to-day operations of the Company. Accordingly, the Company’s operations are exposed to risk that these vendors will not perform in accordance with the contracted arrangements under service level agreements. The Company maintains a system of comprehensive policies and a control framework designed to monitor vendor risks including, among other things, (i) changes in the vendor’s organizational structure, (ii) changes in the vendor’s financial condition, (iii) changes in the vendor’s support for existing products and services and (iv) changes in the vendor’s strategic focus. While the Company believes these policies and procedures help to mitigate risk, the failure of an external vendor to perform in accordance with the contracted arrangements under service level agreements could be disruptive to the Company’s operations, which could have a material adverse impact on the Company’s business and, in turn, the Company’s financial condition and results of operations.

The Company is subject to environmental liability risk associated with lending activities.

A significant portion of the Company’s loan portfolio is secured by real property. During the ordinary course of business, the Company may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, the Company may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require the Company to incur substantial expenses and may materially reduce the affected property’s value or limit the Company’s ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase the Company’s exposure to environmental liability. Although the Company has policies and procedures to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on the Company’s financial condition and results of operations.

Severe weather, natural disasters, acts of war or terrorism and other external events could significantly impact the Company’s business.

Severe weather, natural disasters, acts of war or terrorism and other adverse external events could have a significant impact on the Company’s ability to conduct business. In addition, such events could affect the stability of the Company’s deposit base, impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, cause significant property damage, result in loss of revenue and/or cause the Company to incur additional expenses. The occurrence of any such event in the future could have a material adverse effect on the Company’s business, which, in turn, could have a material adverse effect on the Company’s business, financial condition and results of operations.

Changes in accounting standards and management’s selection of accounting methods, including assumptions and estimates, could materially impact our financial statements.

From time to time the SEC and the Financial Accounting Standards Board change the financial accounting and reporting standards that govern the preparation of the Company’s financial statements. These changes can be hard to predict and can materially impact how the Company records and reports its financial condition and results of operations. In some cases, the Company could be required to apply a new or revised standard retroactively, resulting in changes to previously reported financial results, or a cumulative charge to retained earnings. In addition, management is required to use certain assumptions and estimates in preparing our financial statements, including determining the fair value of certain assets and liabilities, among other items. If the assumptions or estimates are incorrect, the Company may experience unexpected material consequences.

Liquidity needs could adversely affect our results of operations and financial condition.

We rely on dividends from the Bank as our primary source of additional liquidity, and the payment of dividends by the Bank to us is restricted by applicable state and federal law and the Written Agreement. The primary sources of funds of the Bank are client deposits and loan repayments. While scheduled loan repayments are a relatively stable source of funds, they are subject to the ability of borrowers to repay the loans. The ability of borrowers to repay loans can be adversely affected by a number of factors, including changes in economic conditions, adverse trends or events affecting business industry groups, reductions in real estate values or markets, business closings or lay-offs, inclement weather, natural disasters and international instability. Additionally, deposit levels may be affected by a number of factors, including rates paid by competitors, general interest rate levels, regulatory capital requirements, returns available to clients on alternative investments and general economic conditions. Accordingly, we may be required from time to time to rely on secondary sources of liquidity to meet withdrawal demands or otherwise fund operations. Such sources include Federal Home Loan Bank advances, sales of securities and loans, and federal funds lines of credit from correspondent banks, as well as out-of-market time deposits. While we believe that these sources are currently adequate, there can be no assurance they will be sufficient to meet future liquidity demands.

Lack of consumer confidence in financial institutions may decrease our level of deposits.

Our level of deposits may be affected by lack of consumer confidence in financial institutions, which have caused fewer depositors to be willing to maintain deposits that are not FDIC insured accounts. This may cause depositors to withdraw deposits and place them in other institutions or to invest uninsured funds in investments perceived as being more secure, such as securities issued by the Treasury. These consumer preferences may force us to pay higher interest rates to retain deposits and may constrain liquidity as we seek to meet funding needs caused by reduced deposit levels.

We have goodwill that may become impaired, and thus result in a charge against earnings.

We are required by U.S. GAAP to test goodwill for impairment at least annually. Testing for impairment of goodwill involves the identification of reporting units and the estimation of fair values. The estimation of fair values involves a high degree of judgment and subjectivity in the assumptions used. As of December 31, 2012, we had $16.0 million of goodwill related to branch acquisitions in 2003 and 2008. To date, we have not recorded any impairment charges on our goodwill, however there is no guarantee that we may not be forced to recognize impairment charges in the future as operating and economic conditions change.

Other-than-temporary impairment could reduce our earnings.

We may be required to record other-than-temporary impairment charges on our investment securities if they suffer a decline in value that is considered other-than-temporary. Numerous factors, including lack of liquidity for re-sales of certain investment securities, absence of reliable pricing information for certain investment securities, adverse changes in business climate, adverse actions by regulators, or unanticipated changes in the competitive environment could have a negative effect on our securities portfolio in future periods. An other-than-temporary impairment charge could have a material adverse effect on our results of operations and financial condition.

We may be parties to certain legal proceedings that may impact our earnings.

We face significant legal risks in our businesses, and the volume of claims and amount of damages and penalties claimed in litigation and regulatory proceedings against financial institutions remain high. Substantial legal liability or significant regulatory action against us could have material adverse financial impact or cause significant reputational risk to us, which in turn could seriously harm our business prospects.

Our common stock trading volume may not provide adequate liquidity for investors.

Although shares of the Company’s common stock are listed on the NASDAQ Global Select Market, the average daily trading volume in the common stock is less than that of many other financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of a sufficient number of willing buyers and sellers of the common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which the Company has no control. Given the daily average trading volume of the Company’s common stock, significant sales of the common stock in a brief period of time, or the expectation of these sales, could cause a decline in the price of the Company’s common stock.

Our common stock is not an insured deposit.

The Company’s common stock is not a bank deposit and, therefore, losses in its value are not insured by the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in the Company’s common stock is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this prospectus and in the documents incorporated herein by reference, and is subject to the same market forces and investment risks that affect the price of common stock in any other company, including the possible loss of some or all principal invested.

Risks Related to the Rights Offering

The subscription price determined for the rights offering is not necessarily an indication of the fair value of our common stock.

The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. You should not consider the subscription price as an indication of the value of the Company or our common stock. You should not assume or expect that, after the rights offering, our common stock will trade at or above the subscription price in any given time period. The market price of our common stock may decline during or after the rights offering, and you may not be able to sell shares of common stock purchased through the rights offering at a price equal to or greater than the subscription price. You should obtain a current quote for our common stock before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future and the terms of this rights offering.

If you do not exercise your subscription rights, your percentage ownership in the Company will be diluted.

Assuming we sell the full amount of shares of common stock issuable in connection with the rights offering, we will issue approximately 1,098,901 shares of our common stock. If you choose not to exercise your basic subscription rights, your relative ownership interest in our common stock will be diluted.

Because we do not have any formal commitments from any of our shareholders to participate in the rights offering, and have not entered into a backstop agreement with any person concerning the rights offering, the net proceeds we receive from the rights offering may be lower than currently anticipated and the gross proceeds may be less than $5.0 million.

We do not have any binding commitments from any of our shareholders to participate in the rights offering and we cannot assure you that any of our shareholders will exercise all or any part of their basic subscription rights or their over-subscription privilege. If our shareholders subscribe for fewer shares of our common stock than anticipated, the gross proceeds may be less than $5.0 million. In addition, we are not entering into any backstop agreement or similar agreement with respect to the purchase of any shares of our common stock subscribed for through the basic subscription right or the over-subscription privilege. Therefore, there is no certainty that any shares will be purchased pursuant to the rights offering, and there is no minimum purchase requirement as a condition to our accepting subscriptions.

We may cancel the rights offering at any time, including if the Securities Purchase Agreements are terminated or the Private Placements do not close. In such case neither we nor the Subscription Agent will have any obligation to you except to return your exercise payments.

We may, in our sole discretion, cancel the rights offering before it expires. If we cancel the rights offering neither we nor the Subscription Agent will have any obligation to you with respect to the rights except to return any payment received by the Subscription Agent, without interest or penalty, as soon as practicable.

If you do not act timely and follow the subscription instructions, your exercise of subscription rights will be rejected.

If you desire to purchase shares of common stock in the rights offering, you must act timely to ensure that the Subscription Agent actually receives all required forms and payments before the expiration of the rights offering at 5:00 p.m., Eastern time, on Friday, June 14, 2013, unless we extend the rights offering period. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that the Subscription Agent receives all required forms and payments before the rights offering expires. We are not responsible if your nominee fails to ensure that the Subscription Agent receives all required forms and payments before the rights offering expires. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to the exercise of your subscription rights before the rights offering expires, the Subscription Agent will reject your subscription or accept it only to the extent of the payment received. Neither we nor our Subscription Agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine the validity of subscription exercises and whether a subscription exercise properly complies with the subscription procedures.

Significant sales of our common stock, or the perception that significant sales may occur in the future, could adversely affect the market price for our common stock.

The sale of substantial amounts of our common stock could adversely affect the price of these securities. Sales of substantial amounts of our common stock in the public market, and the availability of shares for future sale, could cause the market price of our common stock to remain low for a substantial amount of time.

If fully subscribed, we will issue approximately 1,098,901 shares of common stock in the rights offering. In addition, upon closing of the Private Placements, we will issue 4,649,919 shares of common stock and 5,240,192 shares of non-voting Series B Preferred Stock (which shares of non-voting Series B Preferred Stock are mandatorily convertible into, subject to adjustment, 5,240,192 shares of common stock in certain circumstances). Under the Securities Purchase Agreements, we are obligated to file a registration statement with the SEC covering the resale of the common stock and non-voting Series B Preferred Stock issued in the Private Placements, as well as the shares of common stock issuable upon conversion of the non-voting Series B Preferred Stock issued in the Private Placements.

We cannot foresee the impact of such potential sales on the market, but it is possible that if a significant percentage of such available shares were attempted to be sold within a short period of time, the market for our shares would be adversely affected. Even if a substantial number of sales do not occur within a short period of time, the mere existence of this “market overhang” could have a negative impact on the market for our common stock and our ability to raise additional capital.

Our capital needs could dilute your investment or otherwise affect your rights as a shareholder. If we do not generate the desired level of capital from the rights offering and the Private Placements, we may try to raise additional capital and can give no assurance as to what the cost of that capital may be.

Under the Written Agreement, both the Company and the Bank have agreed to submit capital plans to maintain sufficient capital at the Company, on a consolidated basis, and the Bank, on a stand-alone basis. The Written Agreement does not provide, and we do not otherwise know, what constitutes “sufficient capital.” If we do not raise in the rights offering and the Private Placements the amount of capital necessary to meet the expectation of the Reserve Bank and the Bureau, we may have to sell additional securities in order to generate the required capital.

We may seek to raise additional capital through additional offerings of our common stock, preferred stock, securities convertible into common stock, or rights to acquire such securities or our common stock. The issuance of any additional shares of common stock or convertible securities in a subsequent offering could be substantially dilutive to shareholders of our common stock. Dilution is the difference between what you pay for your stock and the net tangible book value per share immediately after the additional shares are sold by us. Holders of our shares of common stock have no preemptive rights as a matter of law that entitle them to purchase their pro-rata share of any offering or shares of any class or series. The market price of our common stock could decline as a result of additional sales of shares of our common stock or the perception that such sales could occur.

New investors also may have rights, preferences, and privileges that are senior to, and that could adversely affect, our then current shareholders. For example, preferred stock would be senior to shares of our common stock.

We cannot predict or estimate the amount, timing, or nature of our future offerings. Thus, our shareholders bear the risk of our future offerings diluting their stock holdings, adversely affecting their rights as shareholders, and/or reducing the market price of our common stock.

We have broad discretion in the use of the net proceeds from the rights offering and the Private Placements and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from the rights offering and the Private Placements, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from the rights offering and the Private Placements, their ultimate use may vary substantially from their currently intended use. Our management might not apply the net proceeds in ways that ultimately increase the value of your investment. We expect to use the net proceeds from the rights offering and the Private Placements to strengthen our balance sheet, so that we can pursue the following business strategies: (a) the accelerated resolution and disposition of assets adversely classified by the Company (consisting of other real estate owned and classified loans), (b) the optimization of our balance sheet through the restructuring of FHLB advances, and (c) the eventual exit from the Written Agreement and repurchase of our Series A Preferred Stock that we issued to Treasury through TARP, subject in both instances to the approval of state and federal banking regulators, and for working capital and other general corporate purposes. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from the rights offering and the Private Placements in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our shareholders. If we do not invest or apply the net proceeds from the rights offering and the Private Placements in ways that enhance shareholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

The subscription rights are not transferable, and there is no market for the subscription rights.

You may not sell, give away, or otherwise transfer your subscription rights. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights.

You may not revoke your subscription exercise and could be committed to buying shares above the prevailing market price.

Once you exercise your subscription rights you may not revoke the exercise of such rights. The public trading market price of our common stock may decline before your subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price. Moreover, you may be unable to sell your shares of common stock at a price equal to or greater than the subscription price you paid for such shares, and you may lose all or part of your investment in our common stock.

You will not be able to sell the shares of common stock you buy in the rights offering until you receive your DRS statements or stock certificates or your account is credited with the common stock.

If you purchase shares of common stock in the rights offering by submitting a rights certificate and payment, we will mail you a Direct Registration System (“DRS”) statement or a stock certificate as soon as practicable after Friday, June 14, 2013, or such later date as to which the rights offering may be extended. If your shares of common stock are held by a broker, dealer, custodian bank or other nominee and you purchase shares of common stock in the rights offering, your account with your nominee will instead be credited with the shares of common stock you purchased in the rights offering as soon as practicable after the expiration of the rights offering, or such later date as to which the rights offering may be extended. Until your DRS statements or stock certificates have been delivered or your account is credited, you may not be able to sell your shares even though the common stock issued in the rights offering are expected to be listed for trading on the NASDAQ Global Select Market. The stock price may decline between the time you decide to sell your shares of common stock and the time you are actually able to sell your shares of common stock.

The rights offering does not require a minimum amount of proceeds for us to close the rights offering, which means that if you exercise your subscription rights, you may acquire additional shares of common stock in us when we would continue to benefit from additional capital.

There is no minimum amount of proceeds required to complete the rights offering and your exercise of your subscription rights is irrevocable. Therefore, if you exercise the basic subscription right or the over-subscription privilege, but we do not sell the entire amount of securities being offered in the rights offering and the rights offering is not fully subscribed, you may be investing in a company that would continue to benefit from additional capital.

If you make payment of the subscription price by uncertified personal check, your check may not clear in sufficient time to enable you to purchase shares in the rights offering.

Any uncertified personal check used to pay the subscription price in the rights offering must clear through the bank on which it was drawn prior to the expiration of the rights offering period, and the clearing process may require five or more business days. As a result, if you choose to use an uncertified personal check to pay the subscription price, it may not clear prior to the expiration of the rights offering period, in which event you would not be eligible to exercise your subscription rights. You may eliminate this risk by paying the subscription price by wire transfer of immediately available funds.

You will not receive any interest on funds submitted by you to the Subscription Agent in the event all or a portion of such funds are returned to you for any reason.

Funds delivered to and held by the Subscription Agent will be held in escrow in a segregated, non-interest bearing account. As a result, no interest will be earned on such funds while they are held pending the expiration of the rights offering. Any funds returned to you in the event of the cancellation of the rights offering, overpayment of the subscription price in connection with the basic subscription right or over-subscription privilege or otherwise will be returned to you without interest thereon.

Risks Related to the Common Stock

The market for our common stock historically has experienced, and may continue to experience, significant price and volume fluctuations.

The market for our common stock historically has experienced significant price and volume fluctuations greater than those experienced by the broader stock market in recent years. The market for our common stock may continue to fluctuate in the future in response to a variety of factors, including:

•	the announcement or completion of the rights offering,

•	quarter-to-quarter variations in operating results,

•	material announcements by us or our competitors,

•	governmental regulatory action,

•	negative or positive publicity involving us or the banking industry generally,

•	general economic downturns, or

•	other events or factors, many of which are beyond our control.

In addition, the stock market has historically experienced significant price and volume fluctuations, which have particularly affected the market prices of many financial services companies and which have, in certain cases, not had a strong correlation to the operating performance of these companies. Stock markets experienced unprecedented volatility in connection with the recent credit crisis. General economic conditions, such as recession or interest rate fluctuations, could negatively affect the market price of our common stock in the future. In addition, our operating results in future quarters may be below the expectations of securities analysts and investors. If that were to occur, the price of our common stock would likely decline, perhaps substantially.

We are not paying dividends on our common stock and currently are prevented from doing so. The failure to resume paying dividends on our common stock may adversely affect the value of our common stock.

We paid cash dividends on our common stock prior to 2011, when we suspended dividend payments. We are prevented by our regulators from paying dividends until our financial position improves. Although we can seek to obtain a waiver of this prohibition, our regulators may choose not to grant such a waiver, and we would not expect to be granted a waiver or be released from this obligation until our financial performance and retained earnings improve significantly. As a result, there is no assurance if or when we will be able to resume paying cash dividends.

In addition, all dividends are declared and paid at the discretion of our Board of Directors and are dependent upon our liquidity, financial condition, results of operations, regulatory capital requirements, and such other factors as our Board of Directors may deem relevant. The ability of our banking subsidiary, EVB, to pay dividends to us is also limited by obligations to maintain sufficient capital and by other general restrictions on dividends that are applicable to our banking subsidiary. If we do not satisfy these regulatory requirements, we are unable to pay dividends on our common stock.

Virginia law could deter or prevent takeover attempts by a potential purchaser of our common stock that would be willing to pay you a premium for your shares of our common stock.

The Virginia Stock Corporation Act contains provisions designed to protect Virginia corporations and employees from the adverse effects of hostile corporate takeovers. These provisions reduce the possibility that a third party could effect a change in control without the support of our incumbent directors. These provisions may also strengthen the position of current management by restricting the ability of shareholders to change the composition of the Board, to affect its policies generally, and to benefit from actions that are opposed by the current Board.

USE OF PROCEEDS

Assuming all subscription rights are exercised in the rights offering, we estimate that the net proceeds to us from the sale of the shares of common stock offered in the rights offering, after deducting estimated offering expenses, will be approximately $4.8 million. We also expect to receive approximately $40.2 million in net proceeds from the Private Placements, the closing of which is a condition to the closing of the Rights Offering.

We intend to use the net proceeds from the rights offering and the Private Placements for general corporate purposes, including, without limitation, the strengthening our balance sheet, the accelerated resolution and disposition of assets adversely classified by us and the optimization of its balance sheet through the restructuring of FHLB advances.

DESCRIPTION OF THE CAPITAL STOCK

The following summary of certain provisions of our capital stock does not purport to be complete and is subject to our Amended and Restated Articles of Incorporation, as amended, and Bylaws and the provisions of applicable law. Copies of our Amended and Restated Articles of Incorporation, as amended, and Bylaws have been filed with the Securities and Exchange Commission and are incorporated by reference into this prospectus.

General

Our authorized capital stock currently consists of 50,000,000 shares of common stock, $2 par value per share, and 10,000,000 shares of preferred stock, $2 par value per share.

As of the record date, 6,069,551 shares of common stock and 24,000 shares of Series A Preferred Stock were issued and outstanding.

Common Stock

Set forth below is a summary of the rights of the holders of the common stock. As described below, the rights of the holders of the common stock are subject to the rights, preferences and privileges of the holders of the Series A Preferred Stock, the non-voting Series B Preferred Stock (when issued) and any shares of preferred stock that the Company may issue in the future.

Holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Holders of common stock are not entitled to cumulative voting rights. Therefore, the holders of a majority of the common shares voted in the election of directors can elect all of the directors then standing for election subject to the rights of preferred stock, if and when issued.

Subject to the preference in dividend rights of any series of preferred stock that may be outstanding, holders of common stock are entitled to receive dividends when and as declared by the Board of Directors from funds legally available therefor. In addition, the ability of the Company to pay dividends is subject to various laws and regulations, including limits on the sources of dividends and requirements to maintain capital at or above regulatory minimums. Under the terms of the Written Agreement, each of the Company and the Bank are subject to additional limitations and regulatory restrictions and may not declare or pay dividends to its holders of common stock without prior regulatory approval.

All outstanding shares of common stock are, and the shares of common stock to be issued pursuant to the Securities Purchase Agreements (including pursuant to conversion of shares of non-voting Series B Preferred Stock) will be, fully paid and non-assessable.

Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

Subject to the preference in liquidation rights of any series of preferred stock that may be outstanding, holders of common stock are entitled to receive the net assets of the Company upon dissolution.

Preferred Stock

Blank Check Preferred Stock

Our Board of Directors has the authority, by adopting resolutions, to issue up to 10,000,000 shares of preferred stock in one or more series, with the designations and preferences for each series set forth in the adopting resolutions, without shareholder approval. Our Amended and Restated Articles of Incorporation, as amended, authorizes our Board of Directors to determine, among other things, the rights, preferences and limitations pertaining to each series of preferred stock.

Series A Preferred Stock

The rights, privileges and preferences of the Series A Preferred Stock are set forth in Paragraph E of Article II of the Company’s Articles of Incorporation. Set forth is a summary of the material rights, preferences and privileges of the Series A Preferred Stock. The summary is not intended to be complete and is qualified in its entirety by reference to the Company’s Articles of Incorporation.

General. The Series A Preferred Stock is a series of fixed rate cumulative perpetual preferred stock, consisting of 24,000 shares, par value $2.00 per share. The Series A Preferred Stock has a liquidation preference amount of $1,000 per share and has no maturity date.

Dividend Rate. Dividends on the Series A Preferred Stock are payable quarterly in arrears, if, as and when declared by the Board of Directors out of legally available funds, on a cumulative basis on the $1,000 per share liquidation preference amount plus the amount of accrued and unpaid dividends for any prior dividend periods, at a rate of (i) 5% per annum, from the original issuance date to but excluding the first day of the first dividend period commencing on or after the fifth anniversary of the original issuance date (i.e., 5% per annum from January 6, 2009 to but excluding February 15, 2014), and (ii) 9% per annum, from and after the first day of the first dividend period commencing on or after the fifth anniversary of the original issuance date (i.e., 9% per annum on and after February 15, 2014). Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. The Company has deferred dividends on the Series A Preferred Stock since February 15, 2011. As of May 15, 2013, the Company had accumulated $3.0 million in dividends on the Series A Preferred Stock.

Under the terms of the Written Agreement, the Company must obtain regulatory approval prior to paying accumulated or future dividends on the Series A Preferred Stock. Each dividend is payable to holders of record as they appear on the Company’s stock register on the applicable record date, which is the 15th calendar day immediately preceding the related dividend payment date (whether or not a business day), or such other record date determined by the Board of Directors that is not more than 60 nor less than ten days prior to the related dividend payment date. Each period from and including a dividend payment date (or the date of the issuance of the Series A Preferred Stock) to but excluding the following dividend payment date is referred to as a “dividend period.” Dividends payable for each dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. If a scheduled dividend payment date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled dividend payment date, and no interest or other additional amount will accrue on the dividend. The term “business day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

Dividends on the Series A Preferred Stock are cumulative. If for any reason the Board of Directors does not declare a dividend on the Series A Preferred Stock for a particular dividend period, or if the Board of Directors declares less than a full dividend, the Company will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

The Company is not obligated to pay holders of the Series A Preferred Stock any dividend in excess of the dividends on the Series A Preferred Stock that are payable as described above. There is no sinking fund with respect to dividends on the Series A Preferred Stock.

Dividend Priority. So long as any shares of the Series A Preferred Stock remain outstanding, the Company may not declare or pay a dividend or other distribution on the common stock or any other shares of Junior Stock (as defined below) (other than dividends payable solely in common stock) or Parity Stock (as defined below) (other than dividends paid on a pro rata basis with the Series A Preferred Stock), and the Company generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Series A Preferred Stock for all past dividend periods are paid in full.

“Junior Stock” means the common stock and any other class or series of the Company’s stock the terms of which expressly provide that it ranks junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company. The Company currently has no outstanding class or series of stock constituting Junior Stock other than our common stock. The non-voting Series B Preferred Stock, upon issuance, will constitute Junior Stock.

“Parity Stock” means any class or series of our stock, other than the Series A Preferred Stock, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company, in each case without regard to whether dividends accrue cumulatively or non-cumulatively. The Company currently has no outstanding class or series of stock constituting Parity Stock.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of the Series A Preferred Stock will be entitled to receive for each share of the Series A Preferred Stock, out of the assets of the Company or proceeds available for distribution to the Company’s shareholders, subject to any rights of the Company’s creditors, before any distribution of assets or proceeds is made to or set aside for the holders of the common stock and any other class or series of our stock ranking junior to the Series A Preferred Stock, payment of an amount equal to the sum of (i) the $1,000 liquidation preference amount per share and (ii) the amount of any accrued and unpaid dividends on the Series A Preferred Stock (including dividends accrued on any unpaid dividends). To the extent the assets or proceeds available for distribution to shareholders are not sufficient to fully pay the liquidation payments owing to the holders of the Series A Preferred Stock and the holders of any other class or series of our stock ranking equally with the Series A Preferred Stock, the holders of the Series A Preferred Stock and such other stock will share ratably in the distribution.

For purposes of the liquidation rights of the Series A Preferred Stock, neither a merger or consolidation of the Company with another entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or other property for their shares, nor a sale, lease or exchange of all or substantially all of the Company’s assets will constitute a liquidation, dissolution or winding up of the affairs of the Company.

Redemptions and Repurchases. The terms of the Series A Preferred Stock provide that the Company may redeem the Series A Preferred Stock, at any time, in whole or in part, at the Company’s option, subject to prior approval by the appropriate federal banking agency, for a redemption price equal to 100% of the liquidation preference amount per share of Series A Preferred Stock plus any accrued and unpaid dividends to but excluding the date of redemption (including dividends accrued on any unpaid dividends), provided that any declared but unpaid dividend payable on a redemption date that occurs subsequent to the record date for the dividend will be payable to the holder of record of the redeemed shares on the dividend record date.

To exercise the redemption right described above, the Company must give notice of the redemption to the holders of record of the Series A Preferred Stock by first class mail, not less than 30 days and not more than 60 days before the date of redemption. Each notice of redemption given to a holder of Series A Preferred Stock must state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. In the case of a partial redemption of the Series A Preferred Stock, the shares to be redeemed will be selected either pro rata or in such other manner as the Board of Directors determines to be fair and equitable.

The securities purchase agreement between the Company and Treasury provides that so long as Treasury continues to own any Series A Preferred Stock, we may not repurchase any shares of Series A Preferred Stock from any other holder of such shares unless the Company offers to repurchase a ratable portion of the Series A Preferred Stock then held by Treasury on the same terms and conditions.

Shares of Series A Preferred Stock that the Company redeems, repurchases or otherwise acquires will revert to authorized but unissued shares of preferred stock, which may then be reissued by us as any series of preferred stock other than the Preferred Shares.

No Conversion Rights. Holders of the Series A Preferred Stock have no right to exchange or convert their shares into common stock or any other securities.

Voting Rights. The holders of the Series A Preferred Stock do not have voting rights other than those described below, except to the extent specifically required by Virginia law.

If the Company does not pay dividends on the Series A Preferred Stock for six or more quarterly dividend periods, whether or not consecutive, the authorized number of directors of the Company will automatically increase by two and the holders of the Series A Preferred Stock will have the right, with the holders of shares of any other classes or series of Voting Parity Stock (as defined below) outstanding at the time, voting together as a single class, to elect two directors (the “Preferred Directors”) to fill such newly created directorships at our next annual meeting of shareholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of shareholders until all accrued and unpaid dividends (including dividends accrued on any unpaid dividends) for all past dividend periods on all outstanding shares of Series A Preferred Stock have been paid in full at which time this right will terminate with respect to the Series A Preferred Stock, subject to revesting in the event of each and every subsequent default by the Company in the payment of dividends on the Series A Preferred Stock. There is no limit on the number of nominations and a plurality of eligible votes would determine the election of the two new directors.

No person may be elected as a Preferred Director who would cause the Company to violate any corporate governance requirements of any securities exchange or other trading facility on which our securities may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of the Series A Preferred Stock and Voting Parity Stock as a class to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the terms of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors which had been elected by the holders of the Series A Preferred Stock and the Voting Parity Stock. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created by such a removal may be filled, only by the affirmative vote of the holders a majority of the outstanding Series A Preferred Stock voting separately as a class, together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining Preferred Director may choose a successor who will hold office for the unexpired term of the office in which the vacancy occurred.

The term “Voting Parity Stock” means with regard to any matter as to which the holders of the Series A Preferred Stock are entitled to vote, any series of Parity Stock upon which voting rights similar to those of the Series A Preferred Stock have been conferred and are exercisable with respect to such matter. The Company currently has no outstanding class or series of stock constituting Parity Stock.

Because dividends on the Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more, whether or not consecutive, the Treasury has the right, voting as a class, to elect two directors to the Company’s Board at the next annual meeting (or at a special meeting called for that purpose) and at every subsequent annual meeting until all owed and unpaid dividends on the preferred stock have been paid. In April 2012, the Treasury assigned an observer to attend the Company’s Board meetings, in part to determine whether and how to exercise this right, but to date the Treasury has not yet exercised this right to elect directors.

In addition to any other vote or consent required by Virginia law or by the Company’s Articles of Incorporation, the vote or consent of the holders of at least 66-2/3% of the outstanding Series A Preferred Stock, voting as a separate class, is required in order to do the following:

•

amend or alter the Company’s Articles of Incorporation or the Articles of Amendment for the Series A Preferred Stock to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of the Company’s capital stock ranking senior to the Series A Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Company; or

•

amend, alter or repeal any provision of the Company’s Articles of Incorporation or the Articles of Amendment for the Series A Preferred Stock in a manner that adversely affects the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

•

consummate a binding share exchange or reclassification involving the Series A Preferred Stock or a merger or consolidation of the Company with another entity, unless (i) the Series A Preferred Stock remains outstanding or, in the case of a merger or consolidation in which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the Series A Preferred Stock remaining outstanding or such preference securities, have such rights, preferences, privileges, voting powers, limitations and restrictions, taken as a whole, as are not materially less favorable than the rights, preferences, privileges, voting powers, limitations and restrictions of the Series A Preferred Stock immediately prior to consummation of the transaction, taken as a whole;

provided, however, that (1) any increase in the amount of the Company’s authorized shares of preferred stock, including authorized Series A Preferred Stock necessary to satisfy preemptive or similar rights granted by us to other persons prior to the date of the issuance of the Series A Preferred Stock, and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock and will not require the vote or consent of the holders of the Series A Preferred Stock.

To the extent holders of the Series A Preferred Stock are entitled to vote, holders of Series A Preferred Stock will be entitled to one vote for each share then held.

The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of the Series A Preferred Stock would otherwise be required, all outstanding shares of Series A Preferred Stock have been redeemed by the Company or called for redemption upon proper notice and sufficient funds have been set aside by the Company for the benefit of the holders of Series A Preferred Stock to effect the redemption.

The foregoing description of the Series A Preferred Stock is qualified in its entirety by reference to the Articles of Amendment to our Articles of Incorporation designating such series, which have been filed with the Securities and Exchange Commission and are incorporated by reference into this prospectus.

Series B Preferred Stock.

The rights, privileges and preferences of the non-voting Series B Preferred Stock will be set forth in Articles of Amendment that create a new Paragraph F of Article II of the Company’s Articles of Incorporation. Set forth is a summary of the material rights, preferences and privileges of the non-voting Series B Preferred Stock. The summary is not intended to be complete and is qualified in its entirety by reference to the form of Articles of Amendment, which will be filed as an exhibit to the registration statement of which this prospectus forms a part. You are urged to read the Articles of Amendment in their entirety. Although the Company believes this summary covers the material terms and provisions of the Series B Preferred Stock set forth in the Articles of Amendment, it may not contain all of the information that is important to you.

General. The Series B Preferred Stock is a series of non-voting mandatorily convertible non-cumulative preferred stock, par value $2.00 per share. The non-voting Series B Preferred Stock has no maturity date. The Articles of Amendment will authorize the Company to issue up to 5,250,000 shares of non-voting Series B Preferred Stock, of which the Securities Purchase Agreements obligate the Company to issue 5,240,192 shares.

Dividends. Holders of non-voting Series B Preferred Stock are entitled to receive dividends if, as and when declared by the Company’s Board of Directors, in an identical form of consideration and at the same time, as those dividends or distributions that would have been payable on the number of whole shares of the Company’s common stock that such shares of non-voting Series B Preferred Stock would be convertible into upon satisfaction of the Conversion Conditions (as defined below). The Company will not pay any dividends with respect to its common stock unless an equivalent dividend also is paid to the holders of the non-voting Series B Preferred Stock.

The non-voting Series B Preferred Stock will rank junior with regard to dividends to any class or series of capital stock of the Company the terms of which expressly provide that such class or series will rank senior to the common stock or the non-voting Series B Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company (“Senior Stock”), including the Series A Preferred Stock.

Conversion Rights. Each share of non-voting Series B Preferred Stock is convertible into one share of the Company’s common stock, subject to adjustment as set forth in the Articles of Amendment, (i) automatically in the hands of a transferee immediately upon the consummation of a Permitted Transfer (defined below) or (ii) if the Board of Directors acting in its sole and absolute discretion has approved the conversion and the conversion would not result in the holder of the shares beneficially owning, together with its affiliates more than 4.9% (or, in the case of Castle Creek and its affiliates and GCP Capital and its affiliates only, 9.9%) of the outstanding shares of the Company’s common stock. A “Permitted Transfer” is either (i) a widespread public distribution, including pursuant to Rule 144 of the Securities Act of 1933, as amended, (ii) a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of capital stock of the Company that is then entitled to vote generally in the election of directors of the Company (“Voting Securities”) or (iii) a transfer to a transferee that would control more than 50% of the Voting Securities without any transfer from the transferee.

Liquidation Rights. The non-voting Series B Preferred Stock ranks, as to distribution of assets upon dissolution, liquidation or winding up of the Company: (i) junior to the Series A Preferred, and all future issuances of classes or series of Senior Stock; and (ii) equal to our common stock.

Voting Rights. The holders of the non-voting Series B Preferred Stock will not have voting rights other than those described below, except to the extent specifically required by Virginia law. Under the Articles of Amendment, we must receive the approval of the holders representing a majority of the number of shares of common stock into which the non-voting Series B Preferred Stock is convertible, voting as a separate class, to (i) increase the authorized number of shares of non-voting Series B Preferred Stock; (ii) enter any agreement, contract or understanding or otherwise incur any obligation which by its terms would violate or be in conflict in any material respect with, or significantly and adversely affect, the powers, rights or preferences of the non-voting Series B Preferred Stock; (iii) amend the Articles of Incorporation or bylaws of the Company, if such amendment would significantly and adversely alter, change or affect the powers, preferences or rights of the holders of non-voting Series B Preferred Stock; or (iv) amend or waive any provision of Article II, Paragraph F of the Articles of Incorporation.

Preemptive Rights. The non-voting Series B Preferred Stock does not entitle the holders thereof to any preemptive rights.

CAPITALIZATION

The following table shows:

•	our historical consolidated capitalization at March 31, 2013;

•

our pro forma consolidated capitalization at March 31, 2013, as adjusted to give effect to the sale of 1,098,901 shares of our common stock in the rights offering and receipt of net proceeds of $4.8 million; and

•

our pro forma consolidated capitalization at March 31, 2013, as adjusted to give effect to (i) the sale of 1,098,901 shares of our common stock in the rights offering and receipt of net proceeds of $4.8 million and (ii) the sale of 4,649,919 shares of our common stock and 5,240,192 shares of our non-voting Series B Preferred Stock in the Private Placements and receipt of net proceeds of $40.2 million.

The table below does not reflect the use of proceeds from either the rights offering or the Private Placements. You should read this table in conjunction with our consolidated financial statements and the notes to those financial statements included in the documents incorporated by reference in this prospectus.

	As of March 31, 2013
	(in thousands)
	Actual	As Adjusted For Rights Offering	As Adjusted for Rights Offering and Private Placements

Shareholders’ Equity
Series A Preferred Stock	$24,000	$24,000	$24,000
Series B Preferred Stock	—	—	10,480
Common stock	12,060	14,258	23,558
Surplus	19,528	22,100	42,550
Retained earnings	43,521	43,521	43,521
Warrant	1,481	1,481	1,481
Discount on preferred stock	(228)	(228)	(228)
Accumulated other comprehensive (loss), net	(35)	(35)	(35)

Total shareholders’ equity	$100,327	$105,097	$145,327

THE RIGHTS OFFERING

The Subscription Rights

We are distributing, at no charge, to the record holders of our common stock as of 5:00 p.m., Eastern time, on May 3, 2013, non-transferable subscription rights to purchase shares of our common stock at a price of $4.55 per share. Each holder of record of our common stock will receive one subscription right for every share of our common stock owned by that holder as of 5:00 p.m., Eastern time, on May 3, 2013. Each subscription right will entitle the holder to purchase 0.181051448 of a share of our common stock, subject to the 4.9% rights offering restriction. Each subscription right entitles the holder to a basic subscription right and an over-subscription privilege. The subscription rights entitle the holders of our common stock to purchase an aggregate of approximately 1,098,901 shares of our common stock for an aggregate purchase price of $5.0 million.

Basic Subscription Right. With your basic subscription right, you may purchase 0.181051448 of a share of our common stock per subscription right, subject to the 4.9% rights offering restriction and delivery of the required documents and payment of the subscription price of $4.55 per whole share, before the rights offering expires. You may exercise all or a portion of your basic subscription right, subject to the 4.9% rights offering restriction, or you may choose not to exercise any of your subscription rights. If you do not exercise your basic subscription rights in full, you will not be entitled to purchase any shares of our common stock under your over-subscription privilege.

Fractional shares or cash in lieu of fractional shares will not be issued in the rights offering. Instead, fractional shares resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole share. For example, if you owned 1,000 shares of our common stock on the record date, you would have received 1,000 subscription rights and would have the right to purchase 181 shares of common stock (181.051448 rounded down to the nearest whole share) for $4.55 per whole share, subject to the 4.9% rights offering restriction.

We will deliver certificates representing shares or credit your account at your record holder with shares of our common stock that you purchased with the basic subscription rights as soon as practicable after the rights offering has expired.

Over-subscription Privilege. If you purchase all of the shares of common stock available to you pursuant to your basic subscription right, you may also, subject to the 4.9% rights offering restriction, choose to subscribe for a portion of any shares of common stock that our other shareholders do not purchase by exercising their basic subscription rights. If sufficient shares are available, we will seek to honor the over-subscription requests in full, subject to the 4.9% rights offering restriction. If over-subscription requests exceed the number of shares of common stock available, however, we will allocate the available shares pro rata among the shareholders exercising the over-subscription privilege in proportion to the number of shares of our common stock each of those shareholders owned as of the record date for the rights offering, relative to the number of shares owned on the record date by all shareholders exercising the over-subscription privilege, subject to the 4.9% rights offering restriction. If this pro rata allocation results in any shareholder receiving a greater number of shares of common stock than the shareholder subscribed for pursuant to the exercise of the over-subscription privilege, then such shareholder will be allocated only that number of shares for which the shareholder over-subscribed, and the remaining shares will be allocated among all other shareholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares of common stock have been allocated.

For example, assume there are 100 shares available for purchase pursuant to the over-subscription privilege and two shareholders who have timely and fully exercised their basic subscription rights. Shareholder A held 40 shares as of the record date for the rights offering, and has requested the purchase of an additional 40 shares pursuant to the over-subscription privilege. Shareholder B held 70 shares as of the record date for the rights offering, and has requested the purchase of an additional 70 shares pursuant to the over-subscription privilege. Together, shareholders A and B held 110 shares as of the record date for the rights offering.

•	Shareholder A would receive 36 additional shares pursuant to the over-subscription privilege, calculated as follows:

•	40 divided by 110 equals 0.3636

•	100 multiplied by 0.3636 equals 36.36

•	36.36 rounded down to the nearest whole share equals 36

•	Shareholder B would receive 63 additional shares pursuant to the over-subscription privilege, calculated as follows:

•	70 divided by 110 equals 0.6364

•	100 multiplied by 0.6364 equals 63.64

•	63.64 rounded down to the nearest whole share equals 63

To properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege before the rights offering expires. Because we will not know the total number of unsubscribed shares of common stock before the rights offering expires, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares that may be available to you (i.e., for the maximum number of shares available to you, assuming you exercise all of your basic subscription right and are allotted the full amount of your over-subscription without reduction).

We can provide no assurances that you will actually be entitled to purchase the number of shares of common stock issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy any orders for shares pursuant to the over-subscription privilege if all of our shareholders exercise their basic subscription rights in full, and we will only honor an over-subscription privilege to the extent sufficient shares are available following the exercise of subscription rights pursuant to the basic subscription rights.

To the extent the aggregate subscription price of the actual number of unsubscribed shares of common stock available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments will be returned to you, without interest or penalty, as soon as practicable.

To the extent the amount you actually paid in connection with the exercise of the over-subscription privilege is less than the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.

Fractional shares or cash in lieu of fractional shares will not be issued in the rights offering. Instead, fractional shares resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole share.

We will deliver certificates representing shares or credit the account of your record holder with shares of our common stock that you purchased with the over-subscription privilege as soon as practicable after the expiration of the rights offering.

The 4.9% Rights Offering Restriction

No shareholder exercising subscription rights may thereby exceed, together with any other person with whom such shareholder’s ownership may be aggregated under applicable law, 4.9% beneficial ownership of our common stock (unless such shareholder exceeds 4.9% beneficial ownership of our common stock on the record date for the rights offering). Any rights exercised for common stock that would cause the holder to exceed the 4.9% ownership limit will not be considered exercised or subscribed for by that holder. The portion of the subscription price paid by a holder for common stock not considered subscribed for will be returned to that holder, without interest or penalty, as soon as practicable after completion of the rights offering.

Reasons for the Rights Offering

On March 26, 2013, we announced that we had entered into the Securities Purchase Agreements related to the Private Placements. The rights offering is intended to provide our existing shareholders the opportunity to purchase additional shares of our common stock at the same price as in the Private Placements. See also “Use of Proceeds.”

Conditions

The closing of the Private Placements is a condition to our closing the rights offering and issuing shares of our common stock subscribed for in the rights offering. We may, however, at our sole discretion, waive this condition and choose to proceed with the rights offering even if the Private Placements are not consummated.

We are not, however, requiring an overall minimum subscription to complete the rights offering.

Withdrawal and Cancellation

We reserve the right to cancel the rights offering for any reason before the rights offering expires, including if the Securities Purchase Agreements are terminated, if the Private Placements are not consummated or if our Board of Directors believes that there is insufficient participation by our shareholders. If we cancel the rights offering, we will issue a press release notifying shareholders of the cancellation, all subscription rights will expire without value and any money received from subscribing shareholders will be returned, without interest or penalty, as soon as practicable.

Effect of Rights Offering on Existing Shareholders

The ownership interests and voting interests of the existing shareholders who do not exercise their basic subscription rights will be diluted. See “Questions and Answers Related to the Rights Offering.”

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

Subscription by Registered Holders. If you hold an EVBS stock certificate, the number of subscription rights that you have been allocated pursuant to your basic subscription right is indicated on the enclosed rights certificate. You may exercise your subscription rights by properly completing and executing the rights certificate and forwarding it, together with your full payment, to the Subscription Agent at the address given below under “— Subscription Agent and Information Agent,” to be received before 5:00 p.m., Eastern time, on Friday, June 14, 2013.

Please follow the delivery instructions on the rights certificate. Do not deliver documents to the Company. You are solely responsible for completing delivery to the Subscription Agent of your subscription documents, rights certificate and payment. You should allow sufficient time for delivery of your subscription materials to the Subscription Agent so that the Subscription Agent receives them by 5:00 p.m., Eastern time, on Friday, June 14, 2013.

Subscription by Beneficial Owners. If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, dealer, custodian bank or other nominee, your nominee is the record holder of the shares you own and you will not receive a rights certificate. Instead, the DTC will issue one subscription right to the nominee record holder for every share of our common stock that you own at the record date. The record holder must exercise the subscription rights on your behalf. If you wish to purchase our common stock through the rights offering, you should establish contact with your broker, dealer, custodian bank or nominee as soon as possible. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares of common stock in the rights offering.

Payment Method

Your payment of the subscription price must be made in U.S. dollars for the full number of shares of common stock that you wish to acquire in the rights offering. Your payment must be delivered to the Subscription Agent in one of the following ways:

•	uncertified personal check payable to “Registrar and Transfer Company”; or

•	wire transfer of immediately available funds to accounts maintained by the Subscription Agent.

The Subscription Agent cannot accept certified checks or bank drafts. Payment received after the expiration of the rights offering will not be honored, and the Subscription Agent will return your payment to you, without interest or penalty, as soon as practicable. The Subscription Agent will be deemed to receive payment upon:

•	clearance of any uncertified personal check deposited by the Subscription Agent; or

•	receipt by the Subscription Agent of any wire transfer of immediately available funds.

If you elect to exercise your subscription rights, you should ensure that the Subscription Agent receives your funds before the rights offering expires. Any uncertified personal check used to pay for shares of common stock must clear the appropriate financial institutions before 5:00 p.m., Eastern time, on Friday, June 14, 2013, when the rights offering will expire. The clearinghouse may require five or more business days. Accordingly, holders who wish to pay the subscription price by means of an uncertified personal check should make payment sufficiently in advance of the expiration of the rights offering to ensure that the payment is received and clears by that date.

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO US. We will not consider your subscription received until the Subscription Agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the Subscription Agent or us.

The method of delivery of rights certificates and payment of the subscription amount to the Subscription Agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the Subscription Agent and clearance of payment before the rights offering expires.

Medallion Guarantee May Be Required

Your signature on your rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the Subscription Agent, unless:

•	you provide on the rights certificate that shares are to be delivered to you as record holder of those subscription rights; or

•

you are an eligible institution (e.g., a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank, trust company or other nominee having an office or correspondent in the United States).

Missing or Incomplete Subscription Information

If you hold your shares of common stock in the name of a broker, dealer, custodian bank or other nominee, the nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before the 5:00 p.m., Eastern time, Friday, June 14, 2013 expiration date that we have established for the rights offering. If you send a payment that is insufficient to purchase the number of shares of common stock you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege, the elimination of fractional shares and the 4.9% rights offering restriction. Any excess subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable following the expiration of the rights offering.

Expiration Date

The subscription period, during which you may exercise your subscription rights expires at 5:00 p.m., Eastern time, on Friday, June 14, 2013, which is the expiration of the rights offering. If you do not exercise your subscription rights before that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares to you if the Subscription Agent receives your rights certificate or your subscription payment after that time. We have the option to extend the rights offering, although we do not presently intend to do so. We may extend the rights offering period by giving oral or written notice to the Subscription Agent before the rights offering expires. If we elect to extend the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., Eastern time, on the next business day after the most recently announced expiration date of the rights offering.

If you hold your shares of common stock in the name of a broker, dealer, custodian bank or other nominee, the nominee will exercise the subscription rights on your behalf in accordance with your instructions. Please note that the nominee may establish a deadline that may be before the 5:00 p.m., Eastern time, Friday, June 14, 2013, expiration date that we have established for the rights offering.

Although we will make reasonable attempts to provide this prospectus to our shareholders, the rights offering and all subscription rights will expire on the expiration date, whether or not we have been able to locate each person entitled to subscription rights.

Determination of Subscription Price

The subscription price was set at $4.55 per share so that our existing shareholders would have the opportunity to purchase additional shares of our common stock at the same price as in the Private Placements.

With respect to the price in the Private Placements, based on advice from our financial advisor, KBW, and the orders placed by the institutional investors in the Private Placements, our Board of Directors concluded that the price of $4.55 per share of common stock and Series B Preferred Stock to be issued in the Private Placements was the highest price we could obtain in order to attract the amount of subscriptions necessary to raise $45.0 million, which is the amount of capital the Board of Directors believes is appropriate in order to strengthen the Company’s balance sheet, position the Company for the initiatives discussed above in “Summary — Recent Developments” and “Use of Proceeds” and maintain healthy regulatory capital ratios going forward.

The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. You should not consider the subscription price as an indication of the value of the Company or our common stock. You should not assume or expect that, after the rights offering, our common stock will trade at or above the subscription price in any given time period. The market price of our common stock may decline during or after the rights offering, and you may not be able to sell shares of common stock purchased through the rights offering at a price equal to or greater than the subscription price. You should obtain a current quote for our common stock before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future and the terms of this rights offering.

We retained KBW as our financial advisor to advise us with respect to an appropriate per share price range for the securities offered in the Private Placements, for which service we will pay KBW a fee of $2.7 million upon closing of the Private Placements. KBW will not receive any fee in connection with the rights offering.

Subscription Agent and Information Agent

The Subscription Agent for this offering is Registrar and Transfer Company. The address to which rights certificates and payments, other than wire transfers, should be mailed or delivered by overnight courier is provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the Subscription Agent. Do not send or deliver these materials to the Company.

By mail:	By hand or overnight courier:

Registrar and Transfer Company	Registrar and Transfer Company
P.O. Box 645	10 Commerce Drive
Cranford, New Jersey 07016	Cranford, New Jersey 07016

If you deliver subscription documents or rights certificates in a manner different than that described in this prospectus, we may not honor the exercise of your subscription rights.

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to the information agent, Eagle Rock Proxy Advisors, LLC (the “Information Agent”), by calling (888) 669-2032 toll-free.

Fees and Expenses

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through your broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your intermediary may charge you. We will pay all reasonable fees charged by the Subscription Agent and the Information Agent.

No Fractional Shares

All shares of common stock will be sold at a purchase price of $4.55 per whole share. We will not issue fractional shares or cash in lieu of fractional shares. Fractional shares resulting from the over-subscription privileges will be eliminated by rounding down to the nearest whole share. Any excess subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.

Notice to Nominees

If you are a broker, dealer, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners of our common stock. If a registered holder of our common stock so instructs, you should complete the rights certificate and submit it to the Subscription Agent with the proper subscription payment by the expiration date. You may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the Subscription Agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact the Subscription Agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock and will receive your subscription rights through a broker, dealer, custodian bank or other nominee, we will ask your nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your nominee act for you, as described above. To indicate your decision with respect to your subscription rights, you should follow the instructions of your nominee. If you wish instead to obtain a separate rights certificate, you should contact your nominee as soon as possible and request that a rights certificate be issued to you. You should contact your nominee if you do not receive notice of the rights offering, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the notice by mail or otherwise from your nominee or if you receive notice without sufficient time to respond to your nominee by the deadline established by your nominee, which may be before the 5:00 p.m., Eastern time, Friday, June 14, 2013, expiration date.

Transferability of Subscription Rights

The subscription rights are non-transferable.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless we waive them in our sole discretion. Neither we nor the Subscription Agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or cancel the rights offering, only when the Subscription Agent receives a properly completed and duly executed rights certificate and any other required documents and the full subscription payment. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Arrangements; Return of Funds

The Subscription Agent will hold funds received in payment for shares in a segregated account pending completion of the rights offering. The Subscription Agent will hold this money in escrow until the rights offering is completed or is withdrawn and cancelled. If the rights offering is cancelled for any reason, all subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.

Shareholder Rights

You will have no rights as a holder of the shares of our common stock you purchase in the rights offering until certificates representing the shares of our common stock are issued to you, or your account at your nominee is credited with the shares of our common stock purchased in the rights offering.

No Revocation or Change

Once you submit the rights certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable unless the rights offering is cancelled, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase shares at the subscription price.

No Recommendation to Rights Holders

Our Board of Directors is making no recommendation regarding your exercise of the subscription rights. Shareholders who exercise subscription rights will incur investment risk on new money invested. We cannot predict the price at which our shares of common stock will trade after the rights offering. The market price for our common stock may decrease to an amount below the subscription price, and if you purchase shares of common stock at the subscription price, you may not be able to sell the shares in the future at the same price or a higher price. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of the rights offering and the information contained in, or incorporated by reference into, this prospectus. See “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Listing

The subscription rights are non-transferable and will not be listed for trading on the NASDAQ Global Select Market or any other stock exchange or market. Shares of our common stock are, and we expect that the shares of common stock to be issued in the rights offering will be, traded on NASDAQ Global Select Market under the symbol “EVBS.”

Shares of Our Common Stock Outstanding After the Rights Offering

As of the record date, 6,069,551 shares of our common stock were outstanding. Upon closing of the Private Placements, which is a condition to the closing of the rights offering, we will issue an additional 4,649,919 shares of our common stock and 5,240,192 shares of Series B Preferred Stock (which shares of Series B Preferred Stock are mandatorily convertible into, subject to adjustment, 5,240,192 shares of common stock in certain circumstances). Assuming full conversion into common stock of the Series B Preferred Stock, there would be 15,959,662 shares of our common stock outstanding upon closing of the Private Placements. If all of the subscription rights are exercised in full by our shareholders, we would issue approximately 1,098,901 additional shares of our common stock upon the closing of the rights offering, for a total of 17,058,563 shares of common stock outstanding after completion of both the Private Placements and the rights offering. This assumes that, during the rights offering, we issue no other shares of our common stock and that no options for our common stock are exercised.

The issuance of shares in the Private Placements will further dilute, and thereby further reduce, your proportionate ownership of our common stock. The issuance of additional shares in the rights offering will dilute, and thereby reduce, your proportionate ownership in our shares of common stock if you do not exercise your basic subscription rights. In addition, if the subscription price of the shares is less than the market price of our common stock it will likely reduce the market price per share of shares you already hold.

In addition, pursuant to the terms of the warrant that we issued to the Treasury in connection with our participation in the TARP Capital Purchase Program, the per share purchase price and number of shares of common stock issuable pursuant to the warrant will be adjusted in light of the rights offering, based on the estimated fair market value of the subscription rights.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material U.S. federal income tax consequences of the receipt and exercise (or expiration) of the subscription rights or, if applicable, the over-subscription privilege, acquired through the rights offering and of owning and disposing of the shares of common stock received upon exercise of the subscription rights. The following summary, insofar as it relates to matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitutes the opinion of our tax counsel, Troutman Sanders LLP. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the Internal Revenue Service (“IRS”) would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is for general information only and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular holder in light of its particular circumstances or to holders that may be subject to special tax rules, including, but not limited to, partnerships or other pass-through entities, banks and other financial institutions, tax-exempt entities, employee stock ownership plans, United States expatriates, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or currencies, brokers, traders in securities that have elected to use the mark-to-market method of accounting, persons holding subscription rights or shares of common stock as part of an integrated transaction, including a “straddle,” “hedge,” “constructive sale” or “conversion transaction,” persons whose functional currency for tax purposes is not the U.S. dollar, persons subject to the alternative minimum tax provisions of the Code, “controlled foreign corporations,” and “passive foreign investment companies”.

This summary applies to you only if you receive your subscription rights in the rights offering, and you hold your subscription rights or shares of common stock issued to you upon exercise of the subscription rights or, if applicable, the over-subscription privilege, as capital assets for tax purposes.

We have not sought, and will not seek, a ruling from the IRS regarding the federal income tax consequences of the rights offering or the related share issuances. The following summary does not address the tax consequences of the rights offering or the related share issuance under foreign, state, or local tax laws.

You are a “U.S. holder” for purposes of this summary if you are a beneficial owner of subscription rights or common stock and you are:

•	An individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•

A corporation (or other business entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United Sates, any state thereof or the District of Columbia;

•	An estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

A trust (a) if a court within the United States can exercise primary supervision over its administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

You are a “non-U.S. holder” for purposes of this summary if you are a beneficial owner (other than a partnership or other flow through entity treated as a partnership for U.S. federal income tax purposes) of a subscription right or common stock and you are not a U.S. holder.

If a partnership receives the subscription rights or holds the common stock received upon exercise of the subscription rights or, if applicable, the over-subscription privilege, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to the U.S. federal income tax consequences of receiving and exercising the subscription rights and acquiring, holding or disposing of our common shares.

ACCORDINGLY, EACH RECIPIENT OF RIGHTS IN THE RIGHTS OFFERING SHOULD CONSULT THE RECIPIENT’S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE RIGHTS OFFERING AND THE RELATED SHARE ISSUANCES THAT MAY RESULT FROM SUCH RECIPIENT’S PARTICULAR CIRCUMSTANCES.

Taxation of Subscription Rights

Receipt of Subscription Rights

Your receipt of subscription rights pursuant to the rights offering will not be treated as a taxable distribution with respect to your existing shares of common stock for U.S. federal income tax purposes. Under Section 305 of the Code, a shareholder who receives a right to acquire shares will, in certain circumstances, be treated as having received a taxable dividend in an amount equal to the value of such right. A common shareholder who receives a right to acquire shares of common stock generally will be treated as having received a taxable dividend if such shareholder’s proportionate interest in the earnings and profits or assets of the corporation is increased and any other shareholder receives a distribution of cash or other property. A common shareholder who receives a right to acquire shares of common stock will be treated as having received a taxable dividend if the distribution is treated as part of a “disproportionate distribution.” A disproportionate distribution of stock or stock rights occurs when a distribution (or series of distributions) from a corporation results in (a) an increase in the shareholder’s proportionate interest in the earnings and profits or assets of the corporation and (b) the receipt by other shareholders of cash or other property. For purposes of the above, “shareholder” includes holders of warrants, options and convertible securities. We do not believe, however, that a disproportionate distribution will occur and, therefore, the receipt of subscription rights will not be taxable to a shareholder.

Tax Basis in the Subscription Rights

If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing shares of common stock on the date you receive the subscription rights, the subscription rights will be allocated a zero basis for U.S. federal income tax purposes, unless you elect to allocate your basis in your existing shares of common stock between your existing shares of common stock and the subscription rights in proportion to the relative fair market values of the existing shares of common stock and the subscription rights determined on the date of receipt of the subscription rights. If you choose to allocate basis between your existing shares of common stock and the subscription rights, you must make this election on a statement included with your tax return for the taxable year in which you receive the subscription rights. Such an election is irrevocable.

However, if the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing shares of common stock on the date you receive the subscription rights, then you must allocate your basis in your existing shares of common stock between your existing shares of common stock and the subscription rights you receive in proportion to their fair market values determined on the date you receive the subscription rights. The fair market value of the subscription rights on the date the subscription rights will be distributed is uncertain. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including the trading price thereof.

Exercise of Subscription Rights

You will not recognize gain or loss on the exercise of a subscription right. Your tax basis in a new share of common stock acquired when you exercise a subscription right will be equal to your adjusted tax basis in the subscription right, if any, plus the subscription price. The holding period of a share of common stock acquired when you exercise your subscription rights will begin on the date of exercise.

Expiration of Subscription Rights

If you allow subscription rights received in the rights offering to expire, you will not recognize any gain or loss for U.S. federal income tax purposes, and you will re-allocate any portion of the tax basis in your existing shares of common stock previously allocated to the subscription rights that have expired to the existing shares of common stock.

Taxation of Shares of Common Stock Acquired upon Exercise of Subscription Rights

U.S. Holders

Distributions

Distributions with respect to shares of common stock acquired upon exercise of subscription rights will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. holder’s adjusted tax basis in such shares of common stock and thereafter as capital gain.

Dispositions

If a U.S. holder sells or otherwise disposes of the shares of common stock acquired upon exercise of the subscription rights, such holder will generally recognize capital gain or loss equal to the difference between the amount realized and such holder’s adjusted tax basis in the shares of common stock. Such capital gain or loss will be long-term capital gain or loss if such holder’s holding period for the shares of common stock is more than one year. Long-term capital gain of an individual is generally taxed at favorable rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Distributions

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or a fixed base) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock that wishes to claim the benefit of an applicable treaty rate for dividends will be required (a) to complete IRS Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Dispositions

Any gain realized on the disposition of our common stock generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or a fixed base of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

An individual non-U.S. holder described in the first bullet point above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point above, it will be subject to tax on its net gain in the same manner as if it were a U.S. holder and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Recent Legislation Relating to Foreign Accounts

Legislation enacted in 2010 may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. The legislation imposes a 30% withholding tax on dividends paid after December 31, 2013, or gross proceeds from a disposition of our common stock paid after December 31, 2016 paid to a foreign financial institution unless the foreign financial institution enters into an agreement with the U.S. Treasury to, among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. In addition, the legislation imposes a 30% withholding tax on the same types of payments to a foreign non-financial entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. Non-U.S. holders should consult their tax advisors regarding this legislation and whether it may be relevant to their ownership and disposition of our common stock.

Health Care and Reconciliation Act of 2010

On March 30, 2010, President Obama signed into law the Health Care and Reconciliation Act of 2010, which requires certain taxpayers that are individuals, estates or trusts to pay a 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012, but exempts from such tax non-resident alien individuals. Newly published proposed regulations, upon which, by their terms, taxpayers may rely until final regulations are promulgated, exempt from the tax non-U.S. trusts and estates all of whose beneficiaries are non-U.S. persons. Such proposed regulations reserve on the treatment of non-U.S. trusts and estates with U.S. beneficiaries. You should consult your own tax advisor regarding the tax consequences of the new legislation and the proposed regulations on the ownership and disposition of our common stock.

Information Reporting and Backup Withholding

U.S. Holders

Payments made to U.S. holders of proceeds from the sale of the shares of common stock acquired upon exercise of the subscription rights may be subject to information reporting and/or backup withholding with respect to dividend payments on or the gross proceeds from the disposition of our common stock acquired through the exercise of subscription rights. Backup withholding may apply under certain circumstances if a U.S. holder (1) fails to furnish its social security or other taxpayer identification number (“TIN”), (2) furnishes an incorrect TIN, (3) fails to report interest or dividends properly, or (4) fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that the U.S. holder is not subject to backup withholding and that such holder is a U.S. person. Certain holders are exempt from backup withholding, including corporations and financial institutions.

Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Payment of the proceeds of a sale of our common stock by or through a United States office of a broker is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption. Subject to certain exceptions, backup withholding and information reporting will not apply to the payment of the proceeds of a sale of our common stock by or through a foreign office of a broker.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

As soon as practicable after the record date for the rights offering, we will distribute the subscription rights and rights certificates to individuals who owned shares of our common stock at 5:00 p.m., Eastern time, on May 3, 2013. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the rights certificate and return it with payment for the shares to the Subscription Agent at the following address:

By mail:	By hand or overnight courier:

Registrar and Transfer Company	Registrar and Transfer Company
P.O. Box 645	10 Commerce Drive
Cranford, New Jersey 07016	Cranford, New Jersey 07016

See “The Rights Offering — Method of Exercising Subscription Rights.” If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or the Instruction for Use of EVBS Subscription Rights Certificates, you should contact our Information Agent, Eagle Rock Proxy Advisors, LLC, by calling (888) 669-2032 toll-free.

We have agreed to pay the Subscription Agent and Information Agent customary fees plus certain expenses in connection with the rights offering. Other than as described herein, we are not aware of any existing agreements between any shareholder, broker, dealer, underwriter or agreement relating to the sale or distribution of the stock underlying the rights.

EXPERTS

Yount, Hyde & Barbour, P.C., independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of our internal control over financial reporting as of December 31, 2012, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Yount, Hyde & Barbour, P.C.’s reports, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters with respect to the securities offered in this prospectus and the material U.S. federal income tax consequences of the rights offering have been passed upon for us by Troutman Sanders LLP.

INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC, which allows us to “incorporate by reference” the information we file with it. This means that we can disclose important information to you by referring you to those documents filed separately with the SEC. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference the documents listed below, filed separately with the SEC, except to the extent that any information contained in those documents is deemed “furnished” in accordance with SEC rules:

•	Annual Report on Form 10-K for the year ended December 31, 2012, filed on March 29, 2013;

•	Quarterly Report on Form 10-Q filed on May 15, 2013;

•	Definitive Proxy Statement on Schedule 14A filed on April 26, 2013;

•	Current Report on Form 8-K filed on March 28, 2013; and

•

The description of our capital stock contained in the Form 8-A12g filed with the SEC on December 29, 1997, in our Bylaws, as amended, filed as Exhibit 3.3 to our Current Report on Form 8-K filed December 21, 2012, and in our Amended and Restated Articles of Incorporation, filed as Exhibit 3.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on March 10, 2009, as amended by the Articles of Amendment to the Articles of Incorporation, filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on January 13, 2009.

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

Upon request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement, but not delivered with the prospectus. You may request a copy of any of these filings at no cost, by writing or telephoning us at the following address or telephone number:

Eastern Virginia Bankshares, Inc.

330 Hospital Road

Tappahannock, Virginia 22560

(804) 443-8400

We have filed with the SEC a registration statement under the Securities Act with respect to the subscription rights and underlying shares of common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 100 F. Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The SEC telephone number is 1-800-SEC-0330. In addition, the SEC maintains a web site (www.sec.gov) that contains periodic reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

In addition, we make available, without charge, through our website, www.bankevb.com, electronic copies of our filings with the SEC, including copies of annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these filings, if any. Information on our website should not be considered a part of this prospectus, and we do not intend to incorporate into this prospectus any information contained in the website.

Eastern Virginia Bankshares, Inc.

Up to 1,098,901 Shares

Of Common Stock Issuable upon the Exercise

Of Subscription Rights at $4.55 per Share

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

SEC registration fee	$ 682
*Accounting fees and expenses	20,000
*Legal fees and expenses	150,000
*Printing and engraving expenses	30,000
*Subscription agent, information agent and registrar fees and expenses	20,000
*Miscellaneous	9,318

*Total	$ 230,000

*	Estimated pursuant to Item 511 of Regulation S-K.

Item 14.	Indemnification of Directors and Officers.

The Amended and Restated Articles of Incorporation, as amended (the “Articles”) of Eastern Virginia Bankshares, Inc. (the “Company”) provide that the Company shall, to the full extent permitted by Virginia law (which includes the Virginia Stock Corporation Act (the “VSCA”)), indemnify against liability a director or officer of the Corporation who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the Corporation’s request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The VSCA permits a corporation to indemnify its directors and officers against liability incurred in all proceedings, including derivative proceedings, arising out of their service to the corporation or to other corporations or enterprises that the director or officer was serving at the request of the corporation, except in the case of willful misconduct or a knowing violation of a criminal law. The Corporation is required to indemnify its directors and officers in all such proceedings if they have not violated this standard.

Under the VSCA, a Virginia corporation may not indemnify a director or officer for an adverse judgment in a proceeding by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for reasonable expenses.

The Articles also eliminate the personal liability of directors and officers to the Company or its shareholders for monetary damages to the full extent permitted by Virginia law.

In addition, the Articles of the Corporation provide that the Corporation shall advance expenses incurred by a director or officer in a proceeding, in advance of a final disposition of the proceeding, if:

•	the director or officer furnishes the Corporation a written statement of his good faith belief that he is entitled to indemnification pursuant to the Articles;

•

the director or officer furnishes the Corporation a written undertaking to repay the advance if it is ultimately determined that he did not meet the standard for indemnification provided in the Articles; and

•	a determination pursuant to Virginia law is made that the facts then known would not preclude indemnification under the Articles.

The indemnification provided by the Corporation’s Articles is not exclusive of any right to indemnification to which a director or officer may be entitled, including without limitation rights conferred by applicable law and any right under policies of insurance that may be purchased and maintained by the Corporation.

Item 15.	Recent Sales of Unregistered Securities.

On March 26, 2013, the Company entered into securities purchase agreements with affiliates of Castle Creek Capital Partners and GCP Capital Partners and certain other institutional investors. Pursuant to the securities purchase agreements, upon the closing of the transactions contemplated by the securities purchase agreements, which is subject to certain conditions including, but not limited to, approval by the Company’s shareholders, the Company expects to issue an aggregate of (i) 4,649,919 shares of the Company’s common stock and (ii) 5,240,192 shares of the Company’s new series of non-voting mandatorily convertible non-cumulative preferred stock (the “Series B Preferred Stock”), each at a purchase price of $4.55 per share, for aggregate gross proceeds of $45.0 million in the following amounts to the following entities:

Registered Name	Number of Shares of Common Stock to be Issued	Number of Shares of Series B Preferred Stock to be Issued
Castle Creek Capital Partners IV, LP	1,061,225	4,048,670
GCP III EVB LLC	1,061,225	1,191,522
Other Institutional Investors	2,527,469	—
TOTAL NUMBER OF SHARES	4,649,919	5,240,192

The shares of the Company’s common stock and the Series B Preferred Stock are to be offered and sold in compliance with the exemption from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D, as promulgated by the Securities and Exchange Commission.

Item 16.	Exhibits and Financial Statement Schedules.

A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated herein by reference.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Essex, Commonwealth of Virginia, on May 15, 2013.

EASTERN VIRGINIA BANKSHARES, INC.

By:	/s/ Joe A. Shearin
Joe A. Shearin
President and Chief Executive Officer:
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman and Director
W. Rand Cook		May 15, 2013

/s/ Joe A. Shearin	President and Chief Executive Officer, Director
Joe A. Shearin	(Principal Executive Officer)	May 15, 2013

/s/ J. Adam Sothen	Executive Vice President and
J. Adam Sothen	Chief Financial Officer (Principal Financial and Accounting Officer)	May 15, 2013

*
F.L. Garrett, III	Vice Chairman and Director	May 15, 2013

*
W. Gerald Cox	Director	May 15, 2013

*
Michael E. Fiore	Director	May 15, 2013

*
Ira C. Harris	Director	May 15, 2013

*
Eric A. Johnson	Director	May 15, 2013

*
W. Leslie Kilduff, Jr.	Director	May 15, 2013

*
William L. Lewis	Director	May 15, 2013

*
Charles R. Revere	Director	May 15, 2013

*
Howard R. Straughan	Director	May 15, 2013

*
Leslie E. Taylor	Director	May 15, 2013

*
Jay T. Thompson	Director	May 15, 2013

*By:	/s/ Joe A. Shearin
Joe A. Shearin
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Item

3.1	Amended and Restated Articles of Incorporation of Eastern Virginia Bankshares, Inc., effective December 29, 2008 (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed March 10, 2009).

3.2	Articles of Amendment to the Articles of Incorporation of Eastern Virginia Bankshares, Inc., effective January 6, 2009 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed January 13, 2009).

3.3	Form of Articles of Amendment (incorporated by reference to Appendix D to the Definitive Proxy Statement for the Company’s 2013 Annual Meeting of Shareholder filed April 26, 2013).

3.4	Bylaws of Eastern Virginia Bankshares, Inc., as amended December 20, 2012 (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed December 21, 2012).

4.1	Form of Certificate for Fixed Rate Cumulative Perpetual Preferred Stock, Series A (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed January 13, 2009).

4.2	Warrant to Purchase Shares of Common Stock, dated January 9, 2009 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed January 13, 2009).

4.3	Form of Subscription Rights Certificate.#

Certain instruments relating to long-term debt as to which the total amount of securities authorized there under does not exceed 10% of the total assets of Eastern Virginia Bankshares, Inc. have been omitted in accordance with Item 601(b)(4)(iii) of Regulation S-K. The registrant will furnish a copy of any such instrument to the Securities and Exchange Commission upon its request.

5.1	Opinion of Troutman Sanders LLP.#

10.1	Eastern Virginia Bankshares, Inc. 2003 Stock Incentive Plan (incorporated by reference to Exhibit A to the Company’s 2003 Proxy Statement filed March 24, 2003).*

10.2	Eastern Virginia Bankshares, Inc. 2007 Equity Compensation Plan (incorporated by reference to Exhibit A to the Company’s 2007 Proxy Statement filed March 21, 2007).*

10.3	Amended and Restated Employment Agreement dated as of January 1, 2008 between Eastern Virginia Bankshares, Inc. and Joe A. Shearin (incorporated by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-K filed March 10, 2009).*

10.5	Amended and Restated Employment Agreement dated as of January 1, 2008 between Eastern Virginia Bankshares, Inc. and Joseph H. James, Jr. (incorporated by reference to Exhibit 10.5 to the Company’s Annual Report on Form 10-K filed March 10, 2009).*

10.6	Amended and Restated Employment Agreement dated as of January 10, 2008, between Eastern Virginia Bankshares, Inc. and James S. Thomas (incorporated by reference to Exhibit 10.6 to the Company’s Annual Report on Form 10-K filed March 10, 2009).*

10.7	Letter Agreement, dated as of January 9, 2009, by and between Eastern Virginia Bankshares, Inc. and the United States Department of Treasury (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed January 13, 2009).

10.8	Form of Waiver of the Senior Executive Officers of Eastern Virginia Bankshares, Inc. (incorporated by reference to Exhibit 10.2 to Company’s Current Report on Form 8-K filed January 13, 2009).*

10.9	Form of Letter Agreement by and between the Senior Executive Officers of Eastern Virginia Bankshares, Inc. and Eastern Virginia Bankshares, Inc. (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed January 13, 2009).*

10.10	Form of TARP-compliant Restricted Stock Agreement under Eastern Virginia Bankshares, Inc. Stock Incentive Plan (incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K filed November 19, 2010).*

10.12	Written Agreement, dated February 17, 2011, by and among Eastern Virginia Bankshares, Inc., EVB, the Federal Reserve Bank of Richmond and the Virginia State Corporation Commission Bureau of Financial Institutions (incorporated by reference to Exhibit 10.12 of the Company’s Current Report on Form 8-K filed February 22, 2011).

10.13	Form of TARP-compliant Restricted Stock Agreement under Eastern Virginia Bankshares, Inc. 2007 Equity Compensation Plan (incorporated by reference to Exhibit 10.13 to the Company’s Current Report on Form 8-K filed July 6, 2012)*

10.14	Securities Purchase Agreement, dated as of March 26, 2013, between Eastern Virginia Bankshares, Inc. and Castle Creek Capital Partners IV, LP (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed March 28, 2013).

10.15	Securities Purchase Agreement, dated as of March 26, 2013, between Eastern Virginia Bankshares, Inc. and GCP III EVB LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed March 28, 2013).

10.16	Form of Securities Purchase Agreement between Eastern Virginia Bankshares, Inc. and certain institutional investors (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed March 28, 2013).

21.1	Subsidiaries of Eastern Virginia Bankshares, Inc. (incorporated by reference to Exhibit 21.1. to the Company’s Annual Report on Form 10-K filed March 29, 2013).

23.1	Consent of Yount, Hyde & Barbour, P.C.#

23.2	Consent of Troutman Sanders LLP (contained in Exhibit 5.1).#

24.1	Powers of Attorney**

99.1	Form of Instructions as to Use of Eastern Virginia Bankshares, Inc. Rights Certificate.#

99.2	Form of Letter to Shareholders Who Are Record Holders.#

99.3	Form of Letter to Nominee Holders Whose Clients Are Beneficial Holders.#

99.4	Form of Letter to Clients of Nominee Holders.#

99.5	Form of Nominee Holder Certification.#

*	Management contract or compensatory plan or arrangement.
#	Filed herewith.
**	Previously filed.